UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )

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LIBBEY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 7, 2009

Dear Fellow Libbey Stockholder:

We will hold our 2009 Annual Meeting of Libbey stockholders on Thursday, May 7, 2009, at 2 p.m., Eastern Time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, stockholders will:

•	elect three directors, each for a term of three years;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2009; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on April 3, 2009. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We hope you will vote by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Management sincerely appreciates your support.

Sincerely,

John F. Meier
Chairman of the Board of Directors and
Chief Executive Officer

By Order of the Board of Directors,

Susan Allene Kovach
Secretary

April 8, 2009
Toledo, Ohio

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 7, 2009.

Pursuant to new rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2008 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2008 Annual Report to Shareholders are available at https://www.proxydocs.com/lby. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” that enable us to identify visitors.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John F. Meier, Richard I. Reynolds and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 7, 2009, at 2 p.m., Eastern Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to stockholders of this proxy statement and the enclosed proxy on or about April 8, 2009.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (“Libbey”) common stock at the close of business on April 3, 2009.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of three nominees — Jean-René Gougelet, John F. Meier and Carol B. Moerdyk — to serve as Class I directors; and

•	Proposal 2: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2009 fiscal year.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of Jean-René Gougelet, John F. Meier and Carol B. Moerdyk to serve as Class I directors; and

•	Proposal 2: FOR ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2009 fiscal year.

How do I vote?

You may vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the proposals, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you also may vote in person by attending the meeting.

May I change my vote?

If you are a stockholder of record, you may, at any time before your shares are voted at the meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in “street name” through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 13, 2009, there were 14,755,997 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

As long as a quorum is present either in person or by proxy at the Annual Meeting, each proposal must receive the votes of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the matter to which the abstention applies. Broker non-votes will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under Libbey’s Retirement Savings Plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters unless you give your broker or nominee specific instructions as to how to vote. For example, unless brokers have received voting instructions from their customers, brokers may not vote their customers’ shares with respect to the approval of equity compensation plans or other non-routine matters. Non-voted shares on non-routine matters are called “broker non-votes.” They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must stockholder proposals be submitted for the 2010 annual meeting?

A stockholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2010 must deliver the proposal so that we receive it no later than December 5, 2009. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 19, 2010. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than five percent of our common stock as of December 31, 2008.

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Zesiger Capital Group LLC(1)	2,190,880	14.87%
320 Park Avenue, 30th Floor New York, NY 10022

Dimensional Fund Advisors LP(2)	802,287	5.45%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Barclays Global Investors, NA(3)	789,523	5.36%
400 Howard Street San Francisco, CA 94105

(1)	Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Zesiger Capital Group LLC, an investment advisor, indicates that, as of December 31, 2008, Zesiger Capital Group LLC is the beneficial owner of 2,190,880 common shares, with sole dispositive power as to 2,190,880 common shares and sole voting power as to 1,560,700 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger Capital Group LLC manages, and that no single client of Zesiger Capital Group LLC owns more than 5% of the class.

(2)	Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Dimensional Fund Advisors LP, an investment advisor, states that Dimensional Fund Advisors LP (“Dimensional”) furnishes investment advice and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). The schedule further indicates that, as of December 31, 2008, Dimensional is the beneficial owner of 802,287 common shares, with sole dispositive power as to 802,287 common shares and sole voting power as to 785,582 common shares; that the Funds own all such securities; and that Dimensional disclaims beneficial ownership of all such securities.

(3)	Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA, a bank (“Barclays NA”), Barclays Global Fund Advisors (“GBFA”), an investment advisor, and Barclays Global Investors, Ltd. (“Barclays Ltd.”), a non-U.S. institution, indicates that, as of December 31, 2008, they collectively are the beneficial owners of 789,523 shares, with sole voting power with respect to 733,632 shares and sole dispositive power with respect to 789,523 shares. The schedule further states that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Since July 2004, we have required each of our outside directors, prior to the expiration of his or her second full term, to own at least 4,000 shares of Libbey common stock. Compliance with this guideline may be achieved through direct ownership of shares of our common stock, through deferral of director compensation into an account, the value of which is based upon the value of our common stock plus dividends (as described under “Compensation-Related Matters — Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below), or through a combination of these means.

In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For individuals who are executive officers as of January 1, 2008, the applicable deadline for compliance with the guidelines is December 31, 2012. For individuals who become executive officers after January 1, 2008, the applicable deadline is the fifth anniversary of the date on which they become executive officers.

The applicable multiples for the executive officers are as follows:

Multiple of
Executive Officer Title	Base Salary

Chief Executive Officer	5X
President, Executive Vice President, group or divisional president(1)	3X
Other Vice Presidents	2X

(1)	No individuals currently occupy the positions of President or group or divisional president. Mr. Reynolds currently is Libbey’s only Executive Vice President.

We determine the number of shares of stock that each executive officer is required to own by the applicable deadline as follows. First, we multiply the applicable executive officer’s annual base salary on January 1, 2008 (or the date on which he or she becomes subject to the guidelines, if later) by the appropriate multiple from the above table. We then divide the product by the average closing price of Libbey common stock over a period of time to be determined by the Nominating and Governance Committee of Libbey’s Board of Directors. For those individuals who were executive officers as of January 1, 2008, the Nominating and Governance Committee has determined that the average closing price of Libbey common stock over 2007, $16.84, will be used to determine the number of shares that they are required to own as of December 31, 2012.

The following forms of equity (which we refer to as “Qualifying Shares”) will be counted in determining whether an executive officer has achieved the guideline applicable to him or her:

•	Shares of Libbey common stock held by the officer, his or her spouse and/or his or her minor children (as long as they are minors), if:

•	The shares are not subject to forfeiture under the terms of any award of those shares or the terms of any plan pursuant to which those shares are purchased and/or held; and

•	The shares are not pledged to secure any indebtedness;

•	Awards, pursuant to any plan approved by the Compensation Committee of the Board of Directors, of restricted shares, restricted stock units (which we refer to as “RSUs”) or shares issued in settlement of performance shares, but only if and to the extent the vesting requirements (whether continued service to Libbey or achievement of performance targets) associated with the shares already have been satisfied;

•	Shares of Libbey common stock that are held for the benefit of the executive officer or his or her spouse or minor children in a 401k savings account, in Libbey’s Employee Stock Purchase Plan, in any individual retirement account or in any trust or other estate planning vehicle;

•	“Phantom stock” into which any restricted shares, RSUs or shares issued in settlement of performance shares are deferred pursuant to any plan approved by the Compensation Committee of the Board of Directors; and

•	Vested, “in-the-money” stock options, but only to the extent they do not exceed 50% of the shares required by the guideline applicable to the particular executive officer.

As of March 13, 2009, the number of Qualifying Shares held by the executive officers whom we refer to as the “Named Executives” (as set forth under “Compensation-Related Matters — Summary Compensation Table” below) was as follows:

	Applicable Guideline	Number of
Named Executive	(Number of Shares)	Qualifying Shares Held

J. Meier	204,869	175,058
G. Geswein(1)	40,099	5,852
R. Reynolds	79,504	70,094
S. Sellick	32,193	19,907
K. Wilkes	39,302	57,706

(1)	As to Mr. Geswein, the number of qualifying shares held does not include 1,642 RSUs that are scheduled to vest on May 23, 2009. These RSUs are included under the “Beneficial Ownership Table” below.

The Nominating and Governance Committee, which is responsible for monitoring compliance with the guidelines, has authority to address extenuating circumstances that prevent an executive officer from complying with the guidelines by the deadline applicable to him or her. In addition, the Nominating and Governance Committee has authority to work out transition plans for executive officers nearing retirement.

Beneficial Ownership Table

The following table shows, as of March 13, 2009, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors, the Named Executives and our directors and executive officers as a group. Our address is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Libbey Inc. Retirement Savings Plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Carlos V. Duno	10,697	*
William A. Foley(2)	9,317	*
Gregory T. Geswein(3)	8,961	*
Jean-René Gougelet(2)	2,694	*
Peter C. McC. Howell(2)(4)	10,967	*
John F. Meier(3)(5)	393,975	2.66%
Deborah G. Miller(2)	7,572	*
Carol B. Moerdyk(2)	10,177	*
John C. Orr	0	*
Richard I. Reynolds(3)	227,041	1.53%
Scott M. Sellick(3)	67,383	*
Terence P. Stewart(2)	15,145	*
Kenneth G. Wilkes(3)	158,159	1.07%
Directors & Executive Officers as a Group(3)(2)	922,088	6.24%

(1)	Includes the following number of non-qualified stock options (which we refer to as “NQSOs”) that have been granted to Messrs. Meier, Geswein, Reynolds, Sellick and Wilkes and that currently are exercisable or will be exercisable on or before June 8, 2009:

Number of
Outstanding Stock
Options Exercisable
Named Executive	Within 60 Days

J. Meier	218,917
G. Geswein	4,378
R. Reynolds	156,948
S. Sellick	47,476
K. Wilkes	100,453

(2)	Does not include the following number of shares of phantom stock held by non-management directors, as of March 13, 2009, pursuant to certain deferred compensation plans for outside directors:

Number of
Name of Director	Phantom Shares

Carlos V. Duno
William A. Foley	11,778
Jean-René Gougelet	1,638
Peter C. McC. Howell	5,783
Deborah G. Miller	2,191
Carol B. Moerdyk	18,453
John C. Orr
Terence P. Stewart	28,909

For more information regarding our deferred compensation plans for non-management directors, see “Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below.

(3)	Includes the shares of common stock that Messrs. Meier, Geswein, Reynolds, Sellick and Wilkes, and all officers as a group, held in the Libbey Inc. Retirement Savings Plan as of March 13, 2009.

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our Named Executives beneficially owned as of March 13, 2009, the Named Executives have received the following grants of RSUs that have not yet vested:

No. of Unvested
Named Executive	RSUs(1)

J. Meier	104,296
G. Geswein	26,328
R. Reynolds	53,106
S. Sellick	20,479
K. Wilkes	28,488

(1)	Of this amount, 41,623 RSUs with three-year vesting were granted on February 16, 2007; 6,567 RSUs with four-year vesting were granted on May 23, 2007; 116,134 RSUs with four-year vesting were granted on February 16, 2007 and February 15, 2008; and 132,454 RSUs with four-year vesting were granted on February 12, 2009. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2008, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the current members of Libbey’s Board of Directors?

Libbey’s Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. The following table shows information with respect to the members of the Board of Directors on the date of this proxy statement:

			Standing Committee	Director
Director	Age	Experience	Assignments	Since

Carlos V. Duno (Class II)	61	Owner and Chief Executive Officer of Marcia Owen Associates/ Group Powell One, the leading executive recruiter in Santa Fe, New Mexico, from July 2006 to present; Chief Executive Officer and Owner, CDuno Consulting, from November 2004 to present; Chairman & CEO, Clean Fuels Technology, from June 2001 to October 2004; President, Business Development and Planning, Vitro S.A. from July 1995 to May 2001.	Chair, Audit Committee; Member, Nominating and Governance Committee	2003

			Standing Committee	Director
Director	Age	Experience	Assignments	Since

William A. Foley (Class III)	61	Chairman and Chief Executive Officer of Blonder Home Accents from September 2008 to present; Chairman and Chief Executive Officer of Think Well Inc. from March 2005 to present; President and a Director of Arhaus, Incorporated, a retailer of home furnishings, from November 2006 to June 2007; Co-founder of Learning Dimensions LLC from November 2002 to July 2005; Chairman and Chief Executive Officer of LESCO Inc. from July 1993 to April 2002.	Chair, Nominating and Governance Committee; Member, Compensation Committee	1994
Jean-René Gougelet (Class I)	60	From August 2007 to present, President of Burnes Home Accents, LLC; from 2005 to August 2007, strategy consultant with Vido Enterprises, providing strategic planning and growth management services to middle market companies; from 2001 to 2005, Chief Executive Officer of Arc International’s Mikasa division; and from 1991 through 2001 and 2003 through 2005, Chief Executive Officer of Arc North America.	Member, Audit Committee	2007
Peter C. McC. Howell (Class II)	59	From 1997 to present, advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting; Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health o meter, Inc.) from August 1994 to August 1997; President, Chief Executive Officer and a director of Mr. Coffee, inc. from 1989 to 1994; Member of the board of directors of Pure Cycle Corporation (NASDAQ: PCYO) and Great Lakes Cheese Company Limited.	Member, Audit Committee; Member, Nominating and Governance Committee	1993
John F. Meier (Class I)	61	Chairman of the Board and Chief Executive Officer of Libbey since June 1993; Director, Cooper Tire and Rubber Company (NYSE: CTB), since 1997; Director, Applied Industrial Technologies (NYSE: AIT), since October 2005.		1987

			Standing Committee	Director
Director	Age	Experience	Assignments	Since

Deborah G. Miller (Class III)	59	Chief Executive Officer of Enterprise Catalyst Group, a consulting firm specializing in high technology and biotechnology transformational applications, from 2003 to present, and in that role, President, Chief Executive Officer and Chairman of Ascendant Systems from February 2005 to present and Chief Executive Officer of Maranti Networks from September 2003 to November 2004; President and Chief Executive Officer of Egenera from April 2002 to 2003; from November 2001 to March 2002, Chief Executive Officer, On Demand Software. Ms. Miller also serves on the board of directors of Sentinel Group Funds, Inc.	Member, Compensation Committee; Member, Nominating and Governance Committee	2003
Carol B. Moerdyk (Class I)	58	Retired. Formerly Senior Vice President, International, OfficeMax, Incorporated (formerly Boise Cascade Corporation), from August 2004 to September 2007; Senior Vice President, Administration, Boise Cascade Office Products Corporation, from January 2004 to August 2004; Senior Vice President, North American and Australasian Contract Operations, Boise Cascade Office Products Corporation, from 1998 through 2003. Director of American Woodmark Corporation (NASDAQ: AMWD) since May 2005.	Chair, Compensation Committee; Member, Audit Committee	1998
John C. Orr (Class II)	58	President, Chief Executive Officer and a director of Myers Industries, Inc. (NYSE: MYE) from May 2005 to present; President and Chief Operating Officer of Myers Industries, Inc. from February 2003 to May 2005, and General Manager of its Buckhorn, Inc. division from July 2000 to February 2003. Various positions with The Goodyear Tire & Rubber Company for 28 years, most recently as Vice President, Manufacturing of the North American Tire division.	Member, Compensation Committee	2008

			Standing Committee	Director
Director	Age	Experience	Assignments	Since

Richard I. Reynolds (Class II)	62	Executive Vice President and Chief Operating Officer of Libbey from November 1995 to present; Vice President and Chief Financial Officer of Libbey from 1993 to 1995.		1993
Terence P. Stewart (Class III)	60	Managing partner of Stewart and Stewart, a Washington, D.C.-based law firm that specializes in trade and international law issues, where he has been employed since 1976.		1997

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has the following standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Board of Directors adopted an Audit Committee Charter in 2000 and periodically reviews and, when indicated in light of current best practices, updates the Audit Committee Charter. Most recently, the Board of Directors adopted a new Audit Committee Charter at the Board’s meeting held on February 5, 2008. The current Audit Committee Charter is available on Libbey’s website (www.libbey.com).

The functions of the Audit Committee are described under “Audit-Related Matters; Report of the Audit Committee” below. The Audit Committee met ten times during 2008. On February 10, 2009, the Board selected the members of the Audit Committee for the coming year, as shown above. The Board has determined that all members of the Audit Committee are independent, within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. The Board has further determined that each of Messrs. Duno and Howell and Ms. Moerdyk is qualified as an audit committee financial expert, as defined in SEC regulations, and that each of Messrs. Duno, Gougelet and Howell and Ms. Moerdyk is financially literate and has accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

Compensation Committee.  The Compensation Committee is responsible for (a) discharging the Board’s responsibilities relating to executive compensation, (b) producing an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as required by the SEC, (c) approving grants of stock options and other awards under the company’s equity participation plans and providing oversight and administration of these plans in accordance with the provisions of the plans, and (d) providing oversight and administration for the company’s employee stock purchase plan in accordance with the provisions of the plan. In particular, the Compensation Committee has been charged with the following responsibilities:

•	The Compensation Committee reviews executive compensation at comparable companies and recommends to the Board compensation levels and incentive compensation plans for our executives;

•	The Compensation Committee reviews and approves the goals and objectives relevant to the targets of the executive incentive compensation plans;

•	Following the Board’s annual evaluation of the performance of the Chief Executive Officer (which is to be reviewed with the Chief Executive Officer by the chair of the Committee), the Compensation

Committee establishes the compensation of the Chief Executive Officer based on the evaluation, and in determining the long-term incentive compensation component of the Chief Executive Officer’s compensation, the Compensation Committee considers the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s Chief Executive Officer in prior years.

•	The Compensation Committee performs an annual evaluation of the performance and effectiveness of the Compensation Committee.

The Compensation Committee met eight times during 2008. On February 10, 2009, the Board selected the members of the Compensation Committee for the coming year, as shown above. The Board has determined that all members of the Compensation Committee are independent, within the meaning of the listing standards of the New York Stock Exchange, and that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

Nominating and Governance Committee.  Pursuant to the charter of the Nominating and Governance Committee, the Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee is responsible for establishing a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the Chief Executive Officer. The Committee also is responsible for reporting to the Board trends in director compensation practices and the competitiveness of the Company’s director compensation practices.

The Nominating and Governance Committee met five times in 2008. On February 10, 2009, the Board selected the members of the Nominating and Governance Committee for the coming year, as shown above. The Board has determined that all of the members of the Committee are independent, within the meaning of the listing standards of the New York Stock Exchange.

Who coordinates executive sessions of the Board’s non-management directors?

At each regularly scheduled meeting of the Board, the Board (excluding management directors) meets in executive session outside the presence of management. In order to provide continuity, the Board has designated Deborah G. Miller to chair and coordinate these executive sessions.

How does the Board select nominees for the Board?

New directors are selected following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A stockholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the stockholder deems appropriate. Candidates for director nominated by stockholders will be given the same consideration as candidates nominated by other sources.

The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards

•	broad experience at the policy-making level in business, government, education, technology or public interest

•	commitment to enhancing shareholder value

•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience

•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board seeks directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. The Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does the Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Jean-René Gougelet, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past three years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2008, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did the Board meet during fiscal 2008?

The Board of Directors met seven times during 2008. Five of these meetings were regularly scheduled meetings and two of them were special meetings. During 2008, Mr. Orr attended 75% or more of the aggregate number of meetings of the Board that he was eligible to attend after being appointed to the Board of Directors; he did not serve as a member of any Board committees in 2008. Each other incumbent member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. Those Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange. We generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2008 Stewart and Stewart received fees of approximately $5,994 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct (which we refer to as our “Code of Ethics”) requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our stockholders.

How do stockholders and other interested parties communicate with the Board?

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to stockholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s annual meeting of stockholders?

While our directors are not required to attend our annual meeting of stockholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the annual meeting of stockholders. As a result, we anticipate that a substantial majority of our directors will be present at the annual meeting of stockholders to be held on May 7, 2009. In 2008, all members of the Board of Directors attended our annual meeting of stockholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2009. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 2 — Ratification of Auditors” below.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for Fiscal 2008 and 2007?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2008 and 2007 are as follows:

Nature of Fees	2008 Fees	2007 Fees

Audit Fees(1)	$1,329,777	$1,319,282
Audit Related Fees(2)	$80,000	$80,000
Tax Fees(3)	$2,334	$0
All Other Fees	$0	$0

Total	$1,412,111	$1,399,282

(1)	Fees for audit services include fees associated with the annual audit of our internal controls, the annual audit of financial statements and the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K.

(2)	Audit-related fees include fees for audits of our employee benefit plans.

(3)	Compliance related to value-added tax (VAT) refunds in Mexico.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls; and

•	reviewing our internal audit program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor’s independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair
Jean-René Gougelet
Peter C. McC. Howell
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Financial and Operational Highlights for 2008.  During the first half of 2008, Libbey’s net sales increased by 6.6 percent compared to net sales for the first six months of 2007. In addition, Libbey’s stock price rose to $17.84 in April and, as of the quarter ended June 30, 2008, Libbey’s financial results met or exceeded, for the tenth consecutive quarter, the guidance that Libbey had provided to its stockholders and analysts.

In the second half of 2008, Libbey’s sales were severely impacted by a significant decline in consumer spending in the U.S., rapid deterioration in worldwide economic conditions, and an unexpected and precipitous devaluation of the Mexican peso. As a result of these developments, Libbey’s net sales for 2008 were essentially flat with 2007 net sales.

Although we began 2008 expecting to refinance a portion of our debt, the U.S. financial markets dried up as a result of several crises, preventing us from addressing our capital structure.

Our stock price finished the year at $1.25 per share, representing a substantial reduction in total shareholder return from the prior year.

Libbey did achieve a number of positive outcomes during 2008. For example:

•	As noted above, the quarter ended June 30, 2008, marked the tenth consecutive quarter during which Libbey met or exceeded the guidance that it provided to stockholders and analysts.

•	According to NPD Group’s Retail Tracking Service, we increased our share of the U.S. retail market for casual beverageware to 40.6% from 34.6% in 2007. And we increased sales to the U.S. retail market by 4% over 2007. At the same time, Crisa, our Mexican subsidiary, is the leader in the overall Mexican market, with a company-estimated market share of approximately 60% of the market for glass tableware.

•	We solidified our leading position in the U.S. foodservice market by garnering seven vendor-of-the-year awards from the most prominent foodservice distributors in the industry.

•	Our Chinese factory, which opened in 2007, serviced customers in 55 countries and all 31 Chinese provinces.

•	Our glass factory in Shreveport, Louisiana made significant progress in its LEAN transformation, organizing into value streams and achieving a 3.3% increase in productivity.

•	Our glass factory in Toledo, Ohio, which is our most complex factory, achieved notable results in 2008, including reducing machine changeover time by 45%.

•	In response to deteriorating market conditions, we initiated a series of unbudgeted cost savings and cash flow enhancements, achieving $9.6 million of unbudgeted cost savings and cash flow enhancements during 2008.

In the face of the tumultuous economy and the frozen capital markets, in October and December 2008 we announced steps to enhance cash flow in 2009 by $24 million to $28 million, including by:

•	Freezing the salaries for all U.S. management, professional, sales and administrative personnel until further notice;

•	Reducing 2009 capital expenditures by approximately $12 million to $14 million, or approximately 26 to 31 percent of 2008 capital expenditures; and

•	Rationalizing our manufacturing and distribution facilities by closing our Syracuse China ceramic dinnerware facility in early 2009 and our Mira Loma distribution center in May 2009, thereby reducing our U.S. headcount by approximately 300 full-time equivalents.

In February 2009, we announced additional initiatives, including salary cuts (7.5% for our executive officers and 5% for most other U.S. salaried employees), suspension of matching contributions to our U.S. salaried employees’ 401(k) accounts and suspension of our dividend. We also announced that capital expenditures for 2009 will be reduced by an additional $10 million, with the result that 2009 capital expenditures are expected to be approximately $20 million, or less than 50% of the amount expended in 2008. As a result of these additional initiatives, anticipated cash flow enhancements for 2009 range from $46 million to $50 million. For further information regarding these initiatives, see “— Have there been subsequent changes to the executive compensation program for 2009?” below.

2008 Executive Compensation Highlights.  Based upon Libbey’s financial performance in 2007, the Compensation Committee, after consulting with Hewitt Associates, its independent compensation consultant, awarded merit increases to each of the executive officers in 2008. Effective January 1, 2008, the base salaries of four of the ten executive officers, including Messrs. Meier, Geswein and Reynolds, were increased, and effective April 1, 2008, the base salaries of the other six executive officers, including Messrs. Sellick and Wilkes, were increased. For further information regarding these salary increases, see “— What compensation did Libbey’s executives receive for 2008?” below.

In February 2008 the Compensation Committee also made awards under the Company’s 2008 long-term incentive program (which we refer to as the “2008 LTIP”), granting RSUs and NQSOs to our executive officers. The RSUs and NQSOs vest over four years, with one-quarter the number of RSUs and NQSOs awarded vesting on each of the first, second, third and fourth anniversaries of the grant date. In addition, the Compensation Committee established a three-year performance cycle beginning January 1, 2008, and ending December 31, 2010, and awarded performance shares that may be earned if Libbey achieves the designated performance metric over that performance cycle. For further information regarding these grants, see “— What compensation did Libbey’s executives receive for 2008?” below.

In late 2008, the Compensation Committee commissioned a review by Hewitt of the executive officers’ compensation program. Hewitt concluded that the 2008 base salaries of the executives studied generally were competitive, although the salaries of some executives were below market while the salaries of others were above market. Hewitt also concluded that most executives’ long-term incentive compensation target opportunities were below market. As a result, while salaries for all of our executive officers were frozen in October 2008 and subsequently reduced by 7.5% in February 2009, the Committee determined in February 2009 that the long-term incentive target opportunities of certain executive officers should be adjusted effective January 1, 2009. See “— Have there been subsequent changes to the executive compensation program for 2009?” below for further information regarding these adjustments.

With respect to 2008 performance, the Compensation Committee, in February 2009, determined that Libbey did not achieve the threshold level of performance with respect to one of the two performance measures under the corporate component of our 2008 annual senior management incentive plan (which we refer to as our “SMIP”). Specifically, the Compensation Committee determined that the ratio of our actual income from operations (which we refer to as “IFO”) to our budgeted IFO for the year did not reach the threshold required to generate a payout with respect to that measure. Although our working capital productivity performance measure scored slightly above the threshold level of performance necessary to generate a payout with respect to that measure, and although some executive officers achieved some or all of their respective goals under the individual component of the 2008 SMIP, the CEO, with the concurrence of the other executive officers, recommended to the Committee, and the Committee agreed, that no annual incentive or discretionary awards should made to any of the executive officers for 2008 performance in light of the significant decline in total shareholder return during 2008 and the fact that the Company did not achieve the threshold level of performance under the IFO performance measure of the corporate component of the 2008 SMIP. For additional information regarding the 2008 SMIP, see “ — In what forms did Libbey deliver compensation to its executives in 2008, and what purposes do the various forms of compensation serve?” and “— What compensation did Libbey’s executives receive for 2008?” below.

While Libbey’s performance in 2008 did not meet expectations, Libbey’s performance over the 30-month performance cycle beginning July 1, 2006, and ending December 31, 2008, did generate a payout of performance shares under the Company’s July 1, 2006 long-term incentive plan (which we refer to as the “July 2006 LTIP”). Accordingly, in February 2009 the Compensation Committee determined that Libbey had achieved 86.8% of its cumulative, budgeted EBITDA of approximately $278.1 million for that performance cycle, and that our executive officers had earned 55.3% of the performance shares awarded to them for that performance cycle. For additional information regarding these awards, see ‘‘— What compensation did Libbey’s executives receive for 2008?” below.

What are the objectives of Libbey’s executive compensation program?

Our current executive compensation program is structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. Our business is experiencing significant challenges as a result of the current global economic recession. Accordingly, it is imperative that we are positioned to attract and retain highly qualified executives with the experience to enable us to achieve our business strategies in this challenging economic environment.

•	Motivational Objective. We have a complex business, with operations in five countries on three continents and sales to more than 100 countries across the globe. We also are highly leveraged. In order to position Libbey to take advantage of the capital markets when they stabilize, we must achieve our business strategies and budgeted financial results. Accordingly, it is imperative that our executive compensation program provide adequate financial incentives to motivate our executives to achieve these strategies and results.

•	Alignment Objective. Since our goal is to create long-term value for our stockholders, our executive compensation program should further that goal by aligning the interests of our executives with the long-term interests of our stockholders.

•	Reasonableness Objective. We believe that our executive compensation program should balance the need to provide sufficient financial incentives to achieve the three objectives described above with the need to ensure that executive compensation is reasonable and appropriate.

In what forms did Libbey deliver compensation to its executives in 2008, and what purposes do the various forms of compensation serve?

In 2008 we delivered compensation to our executives in the form of annual cash compensation; long-term, equity-based incentives; fringe benefits and limited perquisites; and income protection under certain limited circumstances. Although our most senior executives have the highest compensation opportunities, they also have a higher percentage of their compensation opportunities “at risk” than our more junior executives.

The following table sets forth the respective forms of compensation for which our executive officers were eligible for 2008, the characteristics of those forms of compensation, and the purposes or objectives that each form of compensation is designed to fulfill:

Form of Compensation	Characteristics	Purpose/ Objective
Annual cash compensation

Base Salary
•   Fixed component, reviewed annually

• Differences among executives are a function of level of responsibility, experience, tenure, individual performance and comparison to market pay information

• For our Named Executives, represented between 29% and 43% of their 2008 total direct compensation opportunity(1)
• To compensate executives based upon level of responsibility, experience, tenure, individual performance and comparison to market pay information

• To provide for a stable and fixed level of compensation at competitive rates, thereby contributing to our talent attraction and retention objective
Annual incentive award under our SMIP
•   At-risk variable pay opportunity for short-term performance

• Target award equal to a percentage of base salary

• Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance and comparison to market pay information

• For 2008, each executive officer’s target opportunity had two components — a corporate component, representing 70% of his or her target opportunity for 2008, and an individual component, representing 30% of his or her target opportunity for 2008.

• Amount actually payable varies based upon company performance and individual performance. In 2008, the amount actually payable under the corporate component was dependent upon the extent to which the Company achieved budgeted income from operations (which we refer to as “IFO”) and budgeted working capital productivity.
• To motivate sustained performance • To motivate achievement of short-term company and individual goals • To attract and retain talent by providing a market-competitive cash incentive opportunity

Form of Compensation	Characteristics	Purpose/ Objective

• For the Named Executives, represented between 23% and 27% of their 2008 total direct compensation opportunity

• Compensation Committee may exercise negative discretion to reduce the payout under the SMIP

Discretionary cash awards
•   Payout based upon the Compensation Committee’s qualitative assessment of each executive officer’s individual performance, performance relative to internal peers, the extent to which the leadership of the executive officer contributed to our success during the year and any outstanding achievements during the year that were not contemplated when we set the individual goals under the SMIP.
• To reward individual performance that demonstrates excellence in the execution and achievement of short-term goals without sacrificing focus on Libbey’s long-term goals

Long-term, equity-based Incentives(2)

Performance shares
•   At-risk variable pay opportunity for sustained, long-term performance

• Target opportunity equal to a percentage of base salary

• Differences in target opportunities are a function of level of responsibility, anticipated ability to affect company performance over the long term and comparison to market pay information

• Amount actually earned is formula-driven and varies based upon extent to which we achieve budgeted EBITDA over the applicable performance cycle

• Payable in the form of one share of Libbey common stock for each earned performance share

• Generally awarded each year for a three-year performance cycle that begins on January 1 of that year, with the determination of the number of performance shares earned occurring early in the year after the performance cycle ends

•   To motivate long-term performance because the amount realized by executives varies based upon actual financial and stock price performance

• To align interests with stockholders

• To attract and retain high-caliber executive talent

Form of Compensation	Characteristics	Purpose/ Objective

• Value of performance shares at target payout represents 40% of each Named Executive’s long-term incentive opportunity and between 13% and 18% of his or her total direct compensation opportunity

• No dividends are payable on the common stock underlying unearned performance shares, and the executive does not have voting rights with respect to unearned performance shares

NQSOs
•   Inherently performance-based award

• Exercise price equal to closing price on grant date

• Differences in the value (and therefore number) of NQSOs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison of grant date value to be transferred to market pay information and differences in Black Scholes values of the NQSOs on their respective grant dates

• Generally awarded annually, with one-quarter vesting at the end of each of the first four years of a ten-year term

• Grant-date value of NQSOs represents 20% of each Named Executive’s long-term incentive opportunity and between 6% and 9% of his or her total direct compensation opportunity
• To motivate long-term performance because amount realized by executives is based on the increase in the stock price from the date of grant

• To align interests with stockholders

• To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent
RSUs
•   Differences in the value (and therefore number) of RSUs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison to market pay information and the average closing price of Libbey common stock over a period of 60 consecutive trading days ending on the grant date

•   To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent

• To motivate performance because amount realized by executives varies based upon stock price performance over an extended period of time

Form of Compensation	Characteristics	Purpose/ Objective

• Generally awarded annually, with one-quarter vesting on each of the first through fourth anniversaries of the grant date

• Grant-date value of RSUs represents 40% of each Named Executive’s long-term incentive opportunity and between 13% and 18% of his or her total direct compensation opportunity

• No dividends are payable on the common stock underlying unvested RSUs, and the executive does not have voting rights with respect to unvested RSUs

Fringe benefits and perquisites designed to support a market-competitive compensation package

Medical, dental and life insurance benefits	• Benefits provided on the same basis as for all salaried U.S. employees	• To provide market-competitive fringe benefits that further our talent attraction and retention objective
Limited perquisites
• Tax return preparation and financial planning	• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation, together with related “gross-ups”	• To provide access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues
• Executive health screening program	• Annual executive physical examination and related services	• To provide executives with health screening and related services to help them maintain their overall health
• Limited ground transportation
• Ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together
• To provide fringe benefits that further our talent attraction and retention objective and our reasonableness objective
• Relocation benefits	• Typically provided to senior executives who are required to relocate as a result of their employment with Libbey	• To attract and retain talent • To motivate performance by enabling a relocating executive to remain focused on business issues rather than relocation issues

Form of Compensation	Characteristics	Purpose/ Objective

• Typically covers expenses associated with selling an existing home, house-hunting and moving to the new location. Also includes a tax “gross-up”

• In extremely rare instances, includes loss-on-sale protection if necessary to lure an exceptional executive

Income protection

Retirement plans
• Cash balance pension plan (which we refer to as our “Salary Plan”)
•   Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including our CEO and COO, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey
• Supplemental Retirement Benefit Plan (which we refer to as our “SERP”)
•   An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code of 1986, as amended (which we refer to as the “Code” or the “Internal Revenue Code”)

• We have provided no enhancement of service credit under the SERP
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey
• 401(k) savings plan	• Matching contributions to our 401(k) savings plan provided on the same basis as for all salaried U.S. employees	• To provide an opportunity to save for retirement on a tax-deferred basis up to limits established by the Code
• Executive Savings Plan (which we refer to as our “ESP”), an unfunded mirror plan of our qualified 401(k) savings plan
•   Base pay, including vacation pay and holiday pay, may be deferred up to a maximum of 50% of compensation

• Deferred amounts deemed invested in one of two funds

• Matching contributions equal to 100% of first 1% and 50% of next 2-6% of eligible compensation deferred

• No guaranteed return on amounts deferred

•   To restore benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, thereby contributing to our talent attraction and retention objective

Form of Compensation	Characteristics	Purpose/ Objective
Executive long-term disability coverage
•   Enhances the standard 60% long-term disability benefit that we provide to all U.S. salaried employees with an additional benefit of up to 15% of regular earnings and incentive and bonus pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay

• Coverage is portable
• To provide a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues
Employment and change in control agreements
•   Contingent component; payouts only if employment is terminated under certain circumstances, although certain annual incentive and other performance-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated)
• To facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common

• To ensure executives focus on exploring opportunities that will result in maximum value for our stockholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey

(1)	Total direct compensation includes salary, annual cash incentives and bonus compensation, and long-term incentive compensation. The total direct compensation opportunity contemplates payment of incentive compensation (annual and long-term) at target, although the opportunity for payouts in excess of target exists under the relevant plans.

(2)	In 2008, each executive officer’s long-term incentive opportunity comprised an award of performance shares, NQSOs and RSUs having an aggregate economic value equal to a target percentage of the executive’s base salary. The following table sets forth the target percentage for each of the Named Executives in 2008:

Target LTIP Award as a
Percentage of Base Salary
Named Executive	(%)

J. Meier	150%
G. Geswein	80%
R. Reynolds	115%
S. Sellick	80%
K. Wilkes	80%

Performance shares and RSUs each represent 40% of the target opportunity, while NQSOs represent the remaining 20% of the target opportunity. The Compensation Committee selected this mix for 2008 because it strikes an appropriate balance between our objective of motivating our executives to achieve our ambitious business strategies (primarily furthered by the performance share and NQSO components) and our objective of attracting and retaining talented and dedicated executives who are critical to Libbey’s future (primarily furthered by the RSU component).

Have there been subsequent changes to the executive compensation program for 2009?

In October 2008, in order to conserve cash and reduce costs in response to the global economic recession, we froze the salaries of virtually all management, professional, sales and administrative positions at Libbey. As a result, the salaries of our Named Executives were frozen until further notice. We also announced that the Employee Stock Purchase Plan would be terminated effective May 31, 2009. In December 2008, the Compensation Committee recommended to the Board of Directors, and the Board approved, the freezing of the ESP and the adoption of a new executive deferred compensation plan (which we refer to as the “Executive DCP”) for compensation earned beginning January 1, 2009. For more information with respect to the ESP, see “— Nonqualified Deferred Compensation” below.

In December 2008 the Compensation Committee also recommended to the Board, and the Board approved, amended and restated employment agreements and change in control agreements for our executives. Those agreements, which reflect, among other changes, modifications necessary to comply with Section 409A of the Internal Revenue Code, became effective January 1, 2009. For more information with respect to these amended and restated employment and change in control agreements, see “— Potential Payments Upon Termination or Change in Control” below.

In February 2009, we announced that, until further notice, the salaries of our executive officers, including our Named Executives, will be reduced by 7.5% and the Company’s matching contribution to the 401(k) accounts of all U.S. salaried employees, including our executive officers, will be suspended.

In addition, in February 2009 the Compensation Committee modified the long-term incentive plan for the period beginning January 1, 2009. (We refer to this plan as the “2009 LTIP.”) Pursuant to the 2009 LTIP, on February 12, 2009, the Committee granted to our executive officers RSUs and NQSOs, one-quarter of which vest on each of the first through fourth anniversaries of the grant date. However, the Committee, desiring to exercise control over the “burn rate” (defined as the number of shares awarded divided by the number of shares outstanding) associated with its equity grants and to reduce the cost to the Company of the awards granted in February 2009, modified the long-term incentive program for 2009 in the following respects:

•	The performance award component of the 2009 LTIP will pay out in cash, rather than stock awards. The performance cycle associated with this component will be one year commencing January 1, 2009. However, payouts of any cash awards earned by an executive generally will be subject to the executive’s continued employment for two years after the end of the performance cycle. The Committee elected to use a one-year performance cycle, rather than a three-year performance cycle, because the turbulent economic environment makes predicting future performance over the long term extremely difficult. The Committee subjected the ultimate payout of the cash award to two-year cliff vesting to enable the awards to serve the Company’s talent attraction and retention objective.

•	The methodology used to determine the number of RSUs and NQSOs granted in connection with the 2009 LTIP changed. Rather than determining the number of RSUs to be granted in 2009 by dividing the value to be transferred by the average closing price of our common stock over a period of 60 consecutive trading days ending on the date of grant, the number of RSUs to be granted was determined by dividing the value to be transferred by the average closing price of our common stock on the last day of each month during the 12-month period beginning February 2008 and ending January 2009. Similarly, the number of NQSOs to be granted was determined by dividing the value to be transferred by the average Black Scholes value of the NQSOs on the last day of each month during the same 12-month period.

As a result of these changes, the number of shares of Libbey stock underlying equity awards made by the Committee in 2009 is significantly lower than would have been required if the Committee had maintained the methodology utilized in 2007 and 2008 for determining the number of RSUs and NQSOs. In addition, the cost to Libbey of the equity component of the executive compensation program was reduced significantly. However, the real economic value to the executives of the equity component of the executive compensation program was reduced substantially, potentially undermining the Company’s talent attraction and retention objective and its motivational objective. In light of the significant decline in total shareholder return in 2008, however, the Committee believes that the modified 2009 LTIP strikes the appropriate balance.

How does Libbey determine the forms and amounts of executive compensation?

Development and Implementation of the Executive Compensation Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive compensation program. In discharging that responsibility, the Compensation Committee has engaged Hewitt Associates as its independent executive compensation consultant. All amounts incurred by Libbey in 2008 for services provided by Hewitt Associates were attributable to services provided by Hewitt Associates to the Compensation Committee in connection with its executive compensation decisions.

The Compensation Committee consults with Hewitt when the Compensation Committee determines it to be appropriate, and a representative of Hewitt frequently attends meetings of the Compensation Committee. Our CEO, Vice President — Administration and Vice President, General Counsel attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their compensation determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to compensation proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final compensation decisions.

Except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President — Administration and Vice President, General Counsel provide information to the Compensation Committee with respect to compensation programs affecting all executive officers, our non-CEO executives play no direct role in determining their own compensation.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from Hewitt. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the executive officer group, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated compensation is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the executive officer group.

Process for Setting 2008 Executive Compensation.  We have not conducted any benchmarking of our executive compensation program since the Compensation Committee commissioned Hewitt to benchmark our executive compensation against a peer group of approximately 25 companies in 2005. The Compensation Committee has utilized general survey information obtained from Hewitt Associates and other executive compensation consulting firms to obtain insight as to the average annual merit increases provided by industrial companies to their employees. In late 2007, using those average annual merit increases as a framework, our CEO made recommendations to the Compensation Committee with respect to salary increases for our chief operating officer, chief financial officer and vice president, global supply chain. The CEO’s recommendations were based upon his assessment of each executive officer’s experience, individual performance in 2007, including contributions to Libbey’s success, and, to a limited extent, competitive factors. Based upon the CEO’s input, the Compensation Committee assessed the performance and determined the compensation of those executive officers, approving merit increases for them effective January 1, 2008. The Compensation Committee observed a similar process in approving merit increases for the other executive officers effective April 1, 2008.

With respect to the CEO’s merit increase effective January 1, 2008, our Board of Directors evaluated the performance of our CEO, and the Nominating and Governance Committee of our Board coordinated the evaluation process. The Compensation Committee then reviewed that evaluation and, after obtaining input from our Board and Hewitt Associates, set his compensation for 2008. The chairperson of the Compensation Committee then reviewed the CEO’s evaluation with him in early 2008.

Process for Setting 2009 Executive Compensation.  In late 2008, the Compensation Committee determined that a more in-depth review of the Committee’s executive compensation program should be completed. Accordingly, the Committee engaged Hewitt to review the compensation of several of the Company’s executives. After performing a regression analysis utilizing manufacturing companies with revenues less than $5 billion in Hewitt’s Regression Analysis System, Hewitt concluded that the 2008 base salaries of the executives studied generally were competitive, although some were below market and others were above market. The names of the companies in the Regression Analysis System were not disclosed to the Committee or the Company and were not material to the Committee’s decisions. Hewitt also concluded that most executives’ long-term incentive compensation target opportunities were below market. As a result, while salaries for all of our executive officers were frozen in October 2008 and subsequently reduced by 7.5% in February 2009, the Committee determined in February 2009 that the long-term incentive target opportunities of certain executive officers should be increased. The Committee’s determination was based upon the Hewitt analysis and recommendations by the CEO as to internal pay equity. The adjusted target opportunities are effective with awards made under the 2009 LTIP. The target percentages for the Named Executives under the 2009 LTIP are as follows:

Target LTIP Award as a
Percentage of Base Salary
Named Executive	(%)

J. Meier	180%
G. Geswein	100%
R. Reynolds	140%
S. Sellick	80%
K. Wilkes	100%

Our Equity Grant Practices.  Since 2006, grants of equity awards have been made under the following circumstances:

•	We occasionally grant “sign-on” awards of NQSOs to individuals who have accepted offers of employment for executive positions with Libbey. With respect to each grant of NQSOs, the exercise price of the NQSOs is the closing price of Libbey common stock on the date on which the Compensation Committee authorizes the award or, if later, the date on which the individual reports to work at Libbey.

•	In February of 2007 and 2008, the Compensation Committee granted RSUs, NQSOs and performance shares to our executive officers and other key executives under our long-term incentive compensation program. In February of 2009, the Compensation Committee granted RSUs and NQSOs to our executive officers and other key executives under our 2009 LTIP. In each year, the Compensation Committee also granted NQSOs to certain members of senior management who do not participate in our long-term incentive compensation program. Although the Compensation Committee authorized these awards at its meeting in early February of each year, before we announced financial results for the recently concluded fiscal year, the grants were not made until after we announced those financial results. The number of RSUs and performance shares awarded in 2007 and 2008 was a function of the closing price of our common stock over a period of 60 consecutive trading days ending on the first business day after we announced those results, and the number of NQSOs awarded in 2007 and 2008 was a function of the Black Scholes value of the NQSOs on the grant date, which, as indicated above, was the first business day after we announced those results. For the awards made in February 2009, the number of RSUs was a function of the average closing price of our common stock on the last day of each month from February 2008 through January 2009, and the number of NQSOs was a function of the average Black Scholes value of the NQSOs on the last day of each month during the same 12-month period. The exercise price of the NQSOs granted in each of 2007, 2008 and 2009 is the closing price of our common stock on the respective grant dates.

•	The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs and restricted stock or RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:

•	The Compensation Committee has limited the total number of NQSOs or RSUs, as the case may be, that may be granted;

•	The exercise price of any NQSOs that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;

•	Grants may not be made during “quiet periods”; and

•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under the 2006 Omnibus Incentive Plan of Libbey Inc. (which we refer to as our “Omnibus Plan”). Our stockholders approved the Omnibus Plan at our annual meeting of stockholders on May 4, 2006. Under the Omnibus Plan, if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•	any of our executives knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the executive is required to reimburse us the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  In 2004 we implemented share ownership guidelines for our non-employee directors. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For further information regarding our stock ownership guidelines for non-employee directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

What compensation did Libbey’s executives receive for 2008?

Base Salaries.  Effective January 1, 2008, the base salaries for four executive officers, including Messrs. Meier, Geswein and Reynolds, were increased. The increases for Messrs. Meier, Geswein and Reynolds are set forth in the following table:

	Salary	Annualized
Named Executive	Effective 1/1/2008	Percentage Increase

J. Meier	$690,000	12.20
G. Geswein	$337,632	9.94
R. Reynolds	$446,280	5.00

Effective April 1, 2008, the base salaries of the other six executive officers, including Messrs. Sellick and Wilkes, were increased. The increases for Messrs. Sellick and Wilkes are set forth in the following table:

	Salary	Annualized
Named Executive	Effective 4/1/2008	Percentage Increase

S. Sellick	$280,830	3.93
K. Wilkes	$345,816	4.91

These increases reflected the Compensation Committee’s assessment that our executives led Libbey to an outstanding performance in 2007, as detailed in our proxy statement for 2007, and the Committee’s desire to ensure these executives’ salaries were competitive in 2008.

As discussed earlier, the salaries of the executive officers, including the Named Executives, were reduced by 7.5% effective February 16, 2009, resulting in the following current base salaries for the Named Executives:

Salary
Named Executive	Effective 2/16/2009

J. Meier	$638,250
G. Geswein	$312,310
R. Reynolds	$412,809
S. Sellick	$259,768
K. Wilkes	$319,880

Annual Incentive Compensation.  As indicated under “— In what forms did Libbey deliver compensation to its executives for 2008, and what purposes do the various forms of compensation serve?” above, the SMIP, which is our annual incentive plan for senior management, included two components in 2008: a corporate component, representing 70% of each executive’s target opportunity; and an individual component, representing 30% of each executive’s target opportunity. The corporate component in turn is divided into two corporate-wide financial performance measures: (1) actual to budgeted IFO and (2) actual to budgeted working capital productivity. We selected IFO as a corporate-wide performance measure for 2008 because it is a key measure of company profitability. We selected working capital productivity — defined as the ratio of our working capital (inventory-net plus accounts receivable-net minus accounts payable) to our net sales — as a corporate-wide performance measure for 2008 because it is an important measure of cash flow generation. Improving our corporate-wide IFO and generating cash flow are important business objectives.

On February 9, 2009, the Compensation Committee reviewed our actual IFO results for 2008, compared them to our budgeted IFO and determined that we had not achieved the threshold level of performance as to that performance measure. We did achieve a score slightly higher than the threshold level of performance under the working capital productivity performance measure, but our CEO, with the concurrence of the other executive officers, recommended to the Committee, and the Committee agreed, that no payout be made with respect to that measure because of the significant reduction in total shareholder return during the year and because we failed to achieve the threshold level of performance with respect to the IFO performance measure. For further information with respect to the scales utilized in determining the amount of potential payouts of these components, see the Grants of Plan-Based Awards Table below.

The remaining 30% of our executives’ annual incentive opportunity for 2008 was based upon achievement of a series of other goals developed early in the year and tailored specifically for the respective executive officers. Because it was apparent in late 2008 that the Company would not achieve the threshold level of performance necessary to generate a payout under the IFO performance measure of the corporate component, and because our stockholders were negatively impacted by the significant reduction in total shareholder return during 2008, our CEO, with the concurrence of the other executive officers, recommended to the Compensation Committee, and the Committee agreed, that no payouts be made under the individual component of the 2008 SMIP.

Discretionary Cash Awards.  Similarly, because of the substantial decline in total shareholder return during 2008, the Compensation Committee declined to make any discretionary cash awards to our executive officers.

Long-Term Performance-Based Compensation.  The long-term performance-based compensation opportunity provided to our executive officers for performance during 2008 consists of the following components:

•	Performance shares awarded under the long-term incentive plan that the Compensation Committee adopted in 2006 (which we refer to as the “July 2006 LTIP”) for the performance cycle beginning on July 1, 2006 and ending December 31, 2008. The performance measure under the July 2006 LTIP is the ratio of actual, cumulative EBITDA over the performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) to the sum of EBITDA budgeted for each year (or partial year) during the performance cycle. Payouts with respect to the performance cycle that ended December 31, 2008, were made in February 2009 and are discussed further below.

•	Performance shares awarded under the long-term incentive plan that the Compensation Committee adopted early in 2007 (which we refer to as the “2007 LTIP”). The 2007 LTIP provides the opportunity to earn performance shares over a single, three-year performance cycle beginning on January 1, 2007 and ending December 31, 2009. Because the 2007 LTIP contemplates a single performance cycle, there will be no payouts under the 2007 LTIP until early 2010, after the performance cycle has ended and the Compensation Committee has determined the extent to which the performance measure has been achieved. The performance measure under the 2007 LTIP is the ratio of actual, cumulative EBITDA over the performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) to the sum of EBITDA budgeted for each year during the performance cycle.

•	Performance shares awarded under the long-term incentive plan that the Compensation Committee adopted early in 2008 (which we refer to as the “2008 LTIP”). The 2008 LTIP provides the opportunity to earn performance shares over a single, three-year performance cycle beginning on January 1, 2008 and ending December 31, 2010. Because the 2008 LTIP contemplates a single performance cycle, there will be no payouts under the 2008 LTIP until early 2011, after the performance cycle has ended and the Compensation Committee has determined the extent to which the performance measure has been achieved. The performance measure under the 2008 LTIP is the ratio of actual, cumulative EBITDA over the performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) to the sum of EBITDA budgeted for each year during the performance cycle.

As discussed in detail in our proxy statement for our 2006 annual meeting of stockholders, the Compensation Committee elected to phase in the performance share component of our executives’

equity-based compensation opportunity. The phase-in of the performance share component was completed in the 2008 LTIP, with shares having a grant date value equal to 40% of the respective participants’ target long-term incentive opportunities being awarded on February 15, 2008. In each case, the number of performance shares awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer by the average closing price of our common stock over a period of 60 consecutive trading days ending on the grant date. In February 2008, the grant date was February 15, 2008.

On February 9, 2009, the Compensation Committee determined that we had achieved 86.8% of cumulative, budgeted EBITDA for the period July 1, 2006 through December 31, 2008, and that, as a result, participants under the July 2006 LTIP had earned 55.3% of the target number of performance shares awarded to them for the period July 1, 2006 through December 31, 2008. As a result, in February 2009, we settled the earned performance shares by issuing the following number of common shares to the Named Executives:

Named Executive	No. of Shares(1)

J. Meier	4,943
G. Geswein	645
R. Reynolds	2,684
S. Sellick	1,063
K. Wilkes	1,369

(1)	Each of the Named Executives elected to have us withhold shares to cover taxes on these awards. Net of the withheld shares, we issued to the Named Executives the following number of shares: Mr. Meier — 3,045 shares; Mr. Geswein — 397 shares; Mr. Reynolds — 1,653 shares; Mr. Sellick — 655 shares; and Mr. Wilkes — 843 shares.

Stock Options and RSUs.  The Compensation Committee contemplated that, for each three-year period covered by an LTIP, executives would be entitled to grants of NQSOs and RSUs equal to a total of 60% of their respective target LTIP opportunities. Accordingly, at its meeting on February 4, 2008, the Compensation Committee authorized a grant of NQSOs and RSUs that vests ratably over four years, with the NQSOs having an exercise price equal to the closing price of our common stock on February 15, 2008, the first business day after we released our financial results for our 2007 fiscal year.

The number of RSUs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (40% of each executive’s target long-term incentive opportunity) by the average closing price of our common stock over a period of 60 consecutive trading days ending on February 15, 2008. The number of NQSOs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (20% of each executive’s target long-term incentive opportunity) by the Black Scholes value of the options on February 15, 2008.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” It is the Compensation Committee’s policy that compensation paid to our Named Executives should, to the extent it exceeds $1 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive compensation objectives, as set forth in “— What are the objectives of Libbey’s executive compensation program?”

How are Libbey’s directors compensated?

Our management directors do not receive additional compensation for service on the Board of Directors. We pay the following forms and amounts of compensation to our non-management directors:

Annual Retainer:	$25,000
Equity Awards:	On the date of each annual meeting of stockholders, outright grant of shares of common stock valued at $40,000 on the date of grant(1)
Audit Committee Chair Retainer:	$7,500 per year
Compensation Committee Chair and Nominating and Governance Committee Chair Retainers:	$5,000 per year
Regular Board Meeting Fees:	$1,500 per meeting
Regular Committee Meeting Fees:	$750 per meeting
Telephonic Board or Committee Meeting Fees:	$500 per meeting
Other Fees:	$500 per half day for performance of special Board or committee business requested of the director

(1)	In 2008, the number shares of common stock was determined by dividing $40,000 by the average closing price of our common stock over a period of 60 consecutive trading days ending on the date of grant.

Because we recognize that our non-employee directors are required to devote a significant amount of time to their duties as directors, and because we believe that our non-employee directors bring significant value to our stockholders, we seek to provide our non-employee directors with market-competitive compensation. We also seek to align the interests of our non-employee directors with those of our stockholders by providing equity-based compensation in the form of RSUs or outright grants of common stock and by requiring that our non-employee directors achieve and maintain a meaningful amount of equity in Libbey. For more information with respect to our stock ownership guidelines for non-employee directors, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

In late 2008, we compared the compensation payable to our non-employee directors to the 2007-2008 Report on Director Compensation published by the National Association of Corporate Directors (the “NACD”) and the Center for Board Leadership. Specifically, we compared the pay provided to our non-employee directors to directors of companies in three different categories: (1) small companies with revenues between $500 million and $1 billion; (2) small companies in the consumer products/ diversified manufacturing industries; and (3) small companies located in the North Central region, as defined by the NACD. Although we did not benchmark our director compensation against these categories, we did note that the cash retainers and meeting fees that we pay to our non-employee directors are generally below the median in each of these categories. However, in light of our performance in 2008 and the decline in total shareholder return during the year, our Board of Directors declined to consider any increase in the compensation of our non-employee directors. The Board did, however, decide to adjust the methodology for determining the number of shares of common stock to be awarded to non-employee directors. The Board determined that, beginning with the grant to be made on the date of the annual meeting of stockholders in 2009, the number of shares issued to non-employee directors will be determined by dividing $40,000 by the closing price of our common stock on the date of grant. Our Omnibus Incentive Plan, however, limits the number of shares that we may issue in any year to any non-employee director to 7,500 shares. As of March 13, 2009, the value of 7,500 shares was only $6,900. To the extent that the value of the maximum number of shares that we may issue to a non-employee director on May 7, 2009 (the date of our annual meeting of shareholders) is less than $40,000, we will pay the difference to the non-employee director in cash.

Directors may elect, pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006 (which we refer to as the “Amended 2006 Plan”), to defer all or any part of the retainer and fees payable to them into either a subaccount that is deemed invested in our common stock or a subaccount that has a fixed rate of return equal to the average yield on 10-year treasuries (determined as of the last day of the calendar quarter in which interest is being computed). In addition, directors may elect, pursuant to the Amended 2006 Plan, to defer receipt of the equity award referred to above. Effective with compensation earned on or after January 1, 2009, our non-employee directors may elect, pursuant to our 2009 Director Deferred Compensation Plan (which we refer to as the “Director DCP”), to defer cash and/or equity compensation into any of 13 measurement funds. The various deferred compensation plans under which non-employee directors are eligible to participate are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Amended 2006 Plan and the Director DCP are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director.

In addition to the retainers, fees and equity awards listed above, the Company reimburses the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Potential Payments Upon Termination or Change in Control

As discussed under “— In what forms did Libbey deliver compensation to its executives in 2008, and what purposes do the various forms of compensation serve?” above, we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. We first implemented employment agreements for our executive officers in 1993, when Libbey separated from its former parent, Owens-Illinois, Inc. and became a public company, and we first implemented our change in control agreements in 1998, when hostile takeovers were not uncommon. In late 2007, the Compensation Committee, assisted by Hewitt Associates, began a thorough review of those agreements. Although the Compensation Committee recognized that the Company did not have the unilateral ability to amend the employment and change in control agreements, the Compensation Committee undertook its review with two goals in mind:

•	To identify changes needed to ensure that the agreements comply with the requirements of Section 409A of the Internal Revenue Code; and

•	To identify changes to the agreements that may be mutually acceptable to the Company and the executives and that may bring the agreements into greater conformity with contemporary governance and market practices.

As a result of its review, the Compensation Committee recommended to the Board, and on December 2, 2008, the Board approved, amended and restated employment and change in control agreements that were executed prior to December 31, 2008, and became effective January 1, 2009. These agreements incorporate a number of changes, including the following:

•	If an executive is entitled, under his or her amended employment or change in control agreement, to payments upon termination of his or her employment, then payments of nonqualified deferred compensation (as defined in Section 409A of the Code) will be delayed for six months following the applicable executive’s termination of employment. Any portion of the payment that is based upon a multiple of the executive’s base salary, or any portion of the payment that is made pursuant to our SERP, ESP or Executive DCP, would be included in the Section 409A definition of nonqualified deferred compensation.

•	Under the previous employment agreements, each executive officer’s agreement provided that, if the Company were to give the executive notice of non-renewal of the agreement, the executive would have “good reason” to terminate the agreement and obtain the severance and related benefits under the agreement, unless the Company were to concurrently give notice of non-renewal with respect to the employment agreements of all other executive officers. Under the amended employment agreements, each executive officer is assigned to one of two groups — Group A or Group B. The executive officers assigned to Group A are our CEO, our chief operating officer and our chief financial officer. All of the remaining executive officers are assigned to Group B. If the Company were to give an executive notice of non-renewal under the executive’s amended employment agreement, the executive would not have “good reason” to terminate the agreement (and obtain the severance and related benefits under the amended agreement) if Libbey were to concurrently give notice of non-renewal with respect to the employment agreements of the other executive officers in his or her group. For example, if the Company were to give each of our CEO, COO and CFO notice of non-renewal, by September 30, 2009, that their amended employment agreements will not be renewed for the 2010 calendar year, none of the CEO, COO or CFO would be entitled to claim that the notice of non-renewal provides them with “good reason” to terminate their employment and receive the benefits provided under the amended employment agreements. Special provisions apply to the COO and CFO if, at the time the Company gives them notice of non-renewal of their amended employment agreements, John F. Meier has ceased to serve as CEO and there is no written agreement in effect between the Company and the individual selected to replace him as CEO on either an interim or permanent basis.

•	The amended change in control agreements eliminate the obligation of the Company to pay severance to an executive who unilaterally terminates his or her employment, without “good reason,” within 30 days after the first anniversary of a change in control.

•	The amended employment agreements and amended change in control agreements limit the extent to which the Company may be obligated to “gross up” payments made to executives to cover the federal excise tax that could be imposed upon payments under the agreements. Under the amended agreements, if the “present value” of the executive’s “parachute payments” exceed 1.10 multiplied by three times the executive’s “base amount”, then the Company will not be obligated to “gross up” the executive’s payments to cover the excise tax. (The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Internal Revenue Code.) Instead, the executive’s payments will be reduced so that no excise tax is payable.

•	The amended change in control agreements obligate the Company to pay severance if we terminate an executive’s employment without “cause” (a) after a “potential change in control” but before the change in control occurs, or (b) prior to a “potential change in control,” if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control. Similarly, the amended change in control agreements obligate the Company to pay severance if the executive terminates his or her employment for “good reason” (a) after a “potential change in control” but before the change in control occurs, or (b) prior to a “potential change in control,” if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or were induced by, a third party who has taken steps reasonably calculated to effect a change in control The Compensation Committee believes that providing for payments under these circumstances appropriately protects the executives against the possibility, however unlikely, that the Company, believing that a change in control is imminent, would, before consummating the change in control, attempt to rid itself of its obligation to pay severance under the amended change in control agreements by terminating an executive without “cause,” or taking other actions that would trigger “good reason” if they were to occur after consummation of the change in control.

The amended employment and change in control agreements reflect the continued belief of our Compensation Committee and Board that it is in the best interests of our stockholders to provide our executive officers with income replacement upon the occurrence of any of the “triggers” described in the amended employment and change in control agreements. That belief is based upon the following:

•	Surveys demonstrate that a significant majority of companies of similar size (as determined by revenues) and in similar industries provide their executive officers with change in control and other severance benefits. Accordingly, we would be at a competitive disadvantage in attracting and retaining high-caliber senior executives if we were to eliminate the benefits provided by these agreements. The loss of a senior executive to another company that provides these benefits could adversely impact our ability to achieve our business strategies and our succession planning for Libbey’s future.

•	In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of our respective executive officers, it is imperative that each of our executive officers be focused on building value for our stockholders rather than pursuing career alternatives.

Following are tables containing summaries of the material terms of the amended employment and change in control agreements to which our Named Executives are party and the rationale for the respective benefits provided under those agreements. You should refer to the entire agreements, the forms of which are attached as exhibits to our Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, for a complete description of their terms.

Employment Agreements —

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Death of the executive officer
•   Base salary through the date of death

•   Annual and long-term incentive compensation actually earned paid in a lump sum but prorated through the date of death

•   In the case of Mr. Meier, two times his annual base salary, and in the case of the other Named Executives, one times his annual base salary, in each case at the rate in effect on the date of death; payable in a lump sum

•   Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months following the date of death

•   Vesting, as of the date of death, of previously unvested equity compensation plan awards (RSUs and NQSOs). Those with option features will be exercisable for a period of three years following the date of death or for such longer period following the date of death as is specified by the award

•   Benefits are payable within 60 days after receipt of the written notice and evidence referred to under the adjacent column entitled “Conditions to Payment of Benefits”

•   Our receipt of written notice of appointment of a personal representative on behalf of the executive’s estate, together with evidence of the personal representative’s authority to act

•   Our receipt from the personal representative of a release of claims against the Company

•   Provide, on a cost-effective basis, death benefits that exceed the available benefits (limited to $250,000) under our group life insurance policy for all U.S. salaried employees. Benefits are consistent with death benefits provided under executive life insurance policies provided to executives by similar companies

•   Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Permanent disability of the executive officer
•   Any long-term disability coverage in effect

•   Base salary accrued through the date of termination, payable within five business days after termination

•   Annual incentive compensation for the year in which termination occurs; paid at target but prorated (subject to a 50% minimum) through the date of termination; payable between January 1 and March 15 of the year following the year in which termination occurs

•   Performance-based equity compensation under all plans in effect at the date of termination, paid based upon the amount actually earned but prorated through the date of termination; payable between January 1 and March 15 of the year following the end of the applicable performance cycle

•   Two times (or, in the case of Mr. Meier, three times) the sum of the executive’s (a) annual base salary at the then current rate and (b) target annual incentive opportunity at the time notice of termination is given; payable upon first to occur of (1) death or (2) the first day of the seventh month following the date of termination

•   The Named Executive’s execution and delivery to us of a release of all claims

•   The Named Executive’s obligations to us to:

•   maintain the confidentiality of our proprietary information

•   assign to us any inventions and copyrights obtained in connection with his employment

•   assist us with any litigation with respect to which the Named Executive has, or may have reason to have, knowledge, information or expertise

•   not interfere with customer accounts for 12 months

•   not compete for 12 months

•   for 12 months, not divert business opportunities of which the Named Executive became aware while an employee

•   not solicit our employees for 12 months

•   not disparage us for 12 months

•   Provide, on a cost-effective basis, disability benefits under circumstances that may not be covered by our standard disability policy or our enhanced executive long-term disability coverage

•   Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

• Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

•   Vesting, as of the date of termination, of previously unvested equity compensation plan awards that are not performance-based (for example, RSUs and NQSOs). Those awards having an option feature will be exercisable for a period of three years following the date of termination or for such longer period following the date of termination as is specified by the award granted to the Named Executive

We terminate the executive officer’s employment without “cause”(2) or the executive officer terminates his or her employment for “good reason”(3)	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability	• To promote sustained focus on building stockholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

(1)	We are obligated to provide the benefits described in the amended employment agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column.

(2)	“Cause” means any of:

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;

•	the executive officer’s willful commission of an act of fraud or dishonesty that results in material economic or financial injury to Libbey; or

•	the executive officer’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Libbey.

We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive’s legal counsel, to be heard before the Board. We also must provide the executive with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(3)	“Good reason” means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	With respect to Mr. Meier only:

•	He ceases to be our Chief Executive Officer reporting to the Board, or he fails to be elected as a member of the Board.

•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our Named Executives other than Mr. Meier, the Named Executive ceases to be an executive officer reporting to another executive officer.

•	With respect to each of our Named Executives, including Mr. Meier:

•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.

•	There is a reduction in the annual incentive compensation opportunity or equity compensation opportunity established for the position held by the Named Executive, and the reduction is not applied in the same or similar manner to all other executive officers.

•	An executive benefit provided to the Named Executive is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner.

•	We materially breach the amended employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the Named Executive.

•	We exercise our right not to extend the term of the Named Executive’s amended employment agreement beyond the then current term, unless we exercise that right with respect to the amended employment agreements in effect with respect to the other executive officers in the same group. In that connection, the initial term of the amended employment agreements extends from January 1, 2009 through December 31, 2009, and the term extends automatically for additional one-year periods unless either we notify the Named Executive, or the Named Executive notifies us, on or before September 30 of the year in which the amended employment agreement is scheduled to expire, that the agreement will not be further extended.

In order to terminate his employment for “good reason,” the Named Executive must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the Named Executive knew or should have known of the event that is the basis for terminating for good reason.

Other obligations.  If we terminate the Named Executive’s employment with cause, or if the Named Executive resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the Named Executive base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the Named Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or that are required by law at the time the payments are due.

Change in Control Agreements —

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

• A “change in control”(2) occurs	• Cash value of performance-based equity compensation (for example, performance shares) to be paid at target but prorated through the date of change in control

•  Annual incentive compensation for the year in which the change in control occurs; paid at target but prorated (subject to a 50% minimum) through the date of the change in control

• Accelerated vesting of NQSOs, but cancellation of NQSOs as to which the exercise price exceeds the closing stock price immediately prior to the change in control

	• Value of unvested shares of restricted stock and unvested RSUs to be frozen upon change in control, but no payout unless and until vesting criteria of awards are met or employment is terminated by Company without “cause” or by the executive for “good reason” pursuant to the amended employment agreement or amended change in control agreement	None	• Since a change in control frequently is accompanied by a material shift in strategy, a significant increase in leverage or other events that may impact the likelihood that corporate performance metrics established early in the year prior to the change in control will be achieved, it is appropriate to pay, at the time of the change in control, a prorated amount of incentive compensation that relates to performance during a period that straddles the change in control. Similarly, it is appropriate to accelerate vesting of stock options so that they may be exercised, and the value realized by the executive at the time of, the change in control.

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

• Without “cause”(3), we terminate the executive’s employment (other than as a result of his or her death or permanent disability) either (a) after a “potential change in control”(4) occurs but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within two years following a change in control
• Base salary through the date of termination at the rate then in effect

• A lump sum equal to three times the sum of (a) the executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater, and (b) the greater of (1) the executive’s target annual incentive compensation as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (2) the executive’s actual annual bonus for the year immediately preceding the date of termination; payable on the first day of the seventh month after termination	• Our receipt of an agreement, signed by the executive, obligating him or her to:

• maintain the confidentiality of our proprietary information for two years after the date of termination

• not compete with us for a period of 12 months after the date of termination

• not solicit our employees for a period of 24 months after the date of termination	• In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases stockholder value rather than pursuing career alternatives

• Supports a market-competitive compensation package, thereby serving to attract and retain talent

• Continuation of medical and dental benefits for a period of 36 months following the date of termination, subject to reduction or elimination to the extent the executive receives comparable benefits under any other employment that the executive obtains during the 36-month period.

• For one year following the date of termination, financial planning services
• For two years following the date of termination, outplacement services, subject to a maximum out-of-pocket cost to Libbey of $15,000

• Payment in cash of the value, frozen at the time of the change in control, of restricted stock or restricted stock units that were outstanding and unvested at the time of the change in control; payable on the first day of the seventh month after termination

Conditions to
Triggers	Benefits(1)	Payment of Benefits	Rationale

• Full and immediate vesting of accrued benefits under any qualified and unqualified pension, profit-sharing, deferred compensation or supplemental plans that we maintain for the executive’s benefit, plus a lump sum, payable on the first day of the seventh month after termination, equal to the greater of $250,000 or the present value of the additional benefit that would have accrued had the executive continued his or her employment for three additional years following the date of termination.

• A “tax gross-up”(6)
• The executive terminates his or her employment for “good reason”(5) either (a) after a potential change in control but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within two years following a change in control
	• Same as for termination by the Company without “cause,” as described above	• Same as for termination by the Company without “cause,” as described above	• Same as for termination by the Company without “cause,” as described above

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.

(2)	“Change in control” generally means any of the following events:

•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of Libbey’s employee benefit plans, or any corporation owned, directly or indirectly, by Libbey’s stockholders in substantially the same proportions as their ownership of Libbey’s common stock) becomes the “beneficial owner,” directly or indirectly, of Libbey securities representing 30% or more of the combined voting power of our then-outstanding securities;

•	The consummation of a merger or consolidation pursuant to which Libbey is merged or consolidated with any other corporation (or other entity), unless the voting securities of Libbey outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	The consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	During any period of two consecutive years (not including any period prior to the execution of the amended change in control agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with the Company to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(3)	“Cause” has the same meaning as it has under the amended employment agreements. We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive’s legal counsel, to be heard before the Board. We also must provide the executive with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(4)	“Potential change in control” means:

•	The Company enters into an agreement, the consummation of which would result in a change in control;

•	A person (which may include the Company) publicly announces an intention to take or consider taking actions that, if consummated, would result in a change in control;

•	Our Board adopts a resolution to the effect that, for purposes of the amended change in control agreements, a potential change in control has occurred; or

•	A person (other than Zesiger Capital Group, which currently holds almost 15% of our common stock) who is or becomes the beneficial owner of 10% or more of the voting power of our common stock increases its beneficial ownership by 5% or more, or Zesiger Capital increases its beneficial ownership to 25% or more of our common stock.

(5)	“Good reason” means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in the material diminution of the executive’s position, authority, duties or responsibilities;

•	We reduce the executive’s annual base salary as in effect on the date of the executive’s change in control agreement and as increased from time to time thereafter;

•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s “Principal Location”) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her Principal Location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;

•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within seven business days of the date on which the compensation is due;

•	We fail to continue in effect any material compensation or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;

•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control or, if more favorable to the executive, on the basis of the executive’s initial employment with the Company;

•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement; or

•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination.

(6)	No gross-up is required if the “present value” of the “parachute payments” payable to the executive or his estate does not exceed 1.10 multiplied by three times the executive’s “base amount.” The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Code.

Compensation Committee Interlocks and Insider Participation

William A. Foley, Deborah G. Miller and Carol B. Moerdyk served on our Compensation Committee during 2008. None of Mr. Foley, Ms. Miller or Ms. Moerdyk has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Carol B. Moerdyk, Chair
William A. Foley
Deborah G. Miller
John C. Orr

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2008, 2007 and 2006 by Messrs. Meier, Geswein, Reynolds, Sellick and Wilkes. Information for 2006 was not provided for Mr. Geswein, since he did not join Libbey until May 2007. We refer to Messrs. Meier, Geswein, Sellick, Reynolds and Wilkes as our “Named Executives.”

The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, the Named Executives in 2008, 2007 or 2006. The actual value realized by our Named Executives in 2008 from long-term incentives (NQSOs, RSUs and performance shares) is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2008 are presented in the Grants of Plan-Based Awards Table below.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

Salary.  Base salary earned during 2008, 2007 and 2006.

Bonus.  Cash awards made, at the discretion of the Compensation Committee, in recognition of achievements that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its results for the year in question. No bonuses were paid to our Named Executives for 2008 or 2006 performance.

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of common stock issued in settlement of performance shares earned during each of 2008, 2007 and 2006, respectively, and RSUs granted in each of February 2008 and February 2007. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2008, 2007 and 2006, respectively, under FAS 123R for each Named Executive, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details with respect to the awards granted in 2008 are included in the Grants of Plan-Based Awards Table below. The recognized compensation expense of the stock-based awards may vary from the actual value the respective Named Executives receive, because the actual value will depend upon the number of shares earned and the price of our common stock when shares of our common stock are issued in settlement of the performance shares or RSUs, as applicable.

Option Awards.  The awards disclosed under the heading “Option Awards” generally represent annual grants of NQSOs. As to Mr. Geswein, the amounts reflected for 2007 reflect a single award of 50,000 NQSOs made in order to induce Mr. Geswein to join Libbey as our Vice President and Chief Financial Officer in May 2007. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in each of 2008 and 2007 for each Named Executive, as reported in our audited financial statements contained in our Annual Report on Form 10-K. (No awards of NQSOs were made to the Named Executives in 2006.) The recognized compensation expense of the NQSOs may vary from the actual value the respective Named Executives receive, because the actual value will depend upon the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

Non-Equity Incentive Compensation.  The awards disclosed under the heading “Non-Equity Incentive Compensation” consist of amounts earned by the Named Executives in 2008, 2007 and 2006 under our SMIP. There were no awards paid for 2008 performance. The awards for 2007 and 2006 performance were paid in February of 2008 and 2007, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts disclosed under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the actuarial increase, if any, during each of 2008, 2007 and 2006 in the pension value provided under our Libbey Inc. Salaried Cash Balance Pension Plan (which we refer to as our “Salary Plan”). Because we do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan (which we refer to as our “ESP”), there are no earnings on nonqualified deferred compensation included in the amounts disclosed.

All Other Compensation.  The amounts disclosed under the heading “All Other Compensation” include (a) the matching contributions that we make, on behalf of the Named Executives, to their respective accounts in our 401(k) savings plan for U.S. salaried employees; (b) the matching contributions that we make, on behalf of the Named Executives, pursuant to our ESP; (c) the cost that we paid for tax return preparation and financial planning for the respective Named Executives, together with tax “gross-ups” on that cost; (d) our incremental cost for ground transportation for trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport for our executives while traveling on business and for our executives and their spouses while traveling together; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the Named Executives; and (f) our cost of annual executive physical examinations and related services for the Named Executives. The amounts disclosed for 2007 for Mr. Geswein include our cost to relocate Mr. Geswein, his family and their belongings to Toledo, Ohio from Dayton, Ohio, together with related tax “gross-ups” on that cost.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive	Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)(a)	($)(1)(b)	($)	($)	($)(2)	($)

John F. Meier	2008	690,000	0	521,902	211,757	0	147,871	30,127	1,601,657
Chairman and Chief	2007	615,000	0	577,099	189,982	496,490	5,469	27,670	1,911,710
Executive Officer	2006	558,000	0	82,500	0	631,767	0	17,689	1,289,956
Gregory T. Geswein	2008	337,632	0	122,856	210,743	0	0	26,885	698,116
Vice President, Chief Financial Officer	2007	193,535	20,321	73,090	117,839	84,020	0	47,917	536,722
Richard I. Reynolds	2008	446,280	0	269,508	111,578	0	91,990	20,366	939,722
Executive Vice President	2007	425,016	28,848	299,016	105,970	251,821	84,424	20,116	1,215,211
and Chief Operating Officer	2006	395,184	0	44,794	0	366,928	0	11,563	818,469
Scott M. Sellick	2008	278,390	0	112,666	48,471	0	19,997	11,203	470,727
Vice President, Chief	2007	268,012	18,593	122,983	47,979	114,011	22,111	11,442	605,131
Accounting Officer	2006	252,675	0	17,744	0	189,506	12,579	6,965	479,469
Kenneth G. Wilkes	2008	342,093	0	138,649	59,634	0	37,306	23,282	600,964
Vice President, General	2007	325,670	26,113	153,315	59,321	151,892	36,030	21,580	773,921
Manager, International Operations	2006	300,315	0	22,848	0	213,734	22,022	11,896	570,815

(1)	Represents the 2008, 2007 and 2006 compensation expense that we recorded, for financial reporting purposes in accordance with FAS 123R, with respect to (a) common stock that we issued in settlement of performance shares earned for performance cycles ending December 31, 2008, 2007 and 2006, respectively, and RSUs that we granted in 2008 and 2007, and (b) NQSOs that we granted in 2008 and 2007. For more information, see Footnote 14, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(2)	The following table provides additional detail with respect to the perquisites that we provided to our Named Executives in 2008:

		Tax Return	Tax
		Preparation	Gross-Up on Tax		Executive	Annual
	ESP	and Financial	Return/		Long-Term	Executive
	Matching	Planning	Financial	Ground	Disability	Physical
	Contributions	Fees	Planning Fees	Transportation	Coverage	Examination	Total
Name	($)	($)	($)	($)(a)	($)	($)	($)

J. Meier	16,100	670	318	735	4,254	0	22,077
G. Geswein	0	8,500	4,037	282	3,868	2,148	18,835
R. Reynolds	7,159	605	287	0	4,265	0	12,316
S. Sellick	0	0	0	634	2,519	4,560	3,153
K. Wilkes	3,530	2,577	1,224	17	3,325	0	15,232

(a)	For personal trips, includes the entire cost that we incurred for such transportation; for business trips, includes only the amount in excess of the amount to which the respective Named Executives would have been entitled to reimbursement for mileage and parking under our travel policy applicable to all employees.

Grants of Plan-Based Awards Table

During 2008, the Compensation Committee granted to our Named Executives the following plan-based awards under our 2006 Omnibus Incentive Plan:

•	Performance share awards under our 2007 LTIP; and

•	NQSOs and RSUs.

Recipients of performance shares and RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the performance shares or RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs.

None of our executive officers, including our Named Executives, earned an award under our SMIP for 2008 performance.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and our performance shares, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes below.

GRANTS OF PLAN-BASED AWARDS TABLE

									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise or	Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Base	Value of
			Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Stock and
	Award	Grant	Incentive Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Option	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)

J. Meier	2/4/2008		242,190	621,000	1,242,000
	2/4/2008	2/15/2008				13,503	27,006	54,012				(a) 207,271
	2/4/2008	2/15/2008							27,006			(b) 414,537
	2/4/2008	2/15/2008								28,202	15.35	(c) 207,003
G. Geswein	2/4/2008		79,006	202,579	405,158
	2/4/2008	2/15/2008				3,524	7,048	14,096				(a) 54,093
	2/4/2008	2/15/2008							7,048			(b) 108,185
	2/4/2008	2/15/2008								7,360	15.35	(c) 54,002
R. Reynolds	2/4/2008		130,537	334,710	669,420
	2/4/2008	2/15/2008				6,696	13,391	26,782				(a) 102,776
	2/4/2008	2/15/2008							13,391			(b) 205,549
	2/4/2008	2/15/2008								13,984	15.35	(c) 102,643
S. Sellick	2/4/2008		65,143	167,034	334,068
	2/4/2008	2/15/2008				2,829	5,658	11,316				(a) 43,425
	2/4/2008	2/15/2008							5,658			(b) 86,849
	2/4/2008	2/15/2008								5,909	15.35	(c) 43,372
K. Wilkes	2/4/2008		73,379	188,151	376,302
	2/4/2008	2/15/2008				3,454	6,908	13,816				(a) 53,019
	2/4/2008	2/15/2008							6,908			(b) 106,036
	2/4/2008	2/15/2008								7,214	15.35	(c) 52,951

(1)	For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date are the same — namely, the date on which the Compensation Committee approved the 2008 SMIP. For Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determine the number of NQSOs, RSUs or performance shares, as the case may be, awarded. The number of NQSOs, RSUs and performance shares awarded to the executive officers in February 2008 under our Omnibus Incentive Plan was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black Scholes value of the options as of grant date or (b) in the case of RSUs and performance shares, the average closing price of Libbey common stock on the New York Stock Exchange over a period of 60 consecutive trading days ending on the grant date. We inform grant recipients of their awards after we determine the number of stock options, RSUs and/or performance shares to be granted. For awards made in February 2008, the grant date was the first business day after we announced our results of operations for the 2007 fiscal year.

(2)	Represents the range of possible cash awards under our SMIP for performance during 2008. Under our SMIP, each executive officer is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Target Award as a
Percentage of Anticipated
Full-Year Base Salary
Named Executive	(%)

J. Meier	90%
G. Geswein	60%
R. Reynolds	75%
S. Sellick	60%
K. Wilkes	55%

The amount disclosed under the “Threshold” column is the threshold payout with respect to the 70% of the respective Named Executives’ target awards that is dependent upon achievement of corporate-wide performance measures. For 2008, there were two performance measures under the corporate component. The first performance measure, representing 50% of each executive’s 2008 SMIP opportunity, was actual, corporate-wide IFO to budgeted corporate-wide IFO. The payout scale with respect to that portion of the corporate component was:

	Percentage of	Payout as
	Budgeted IFO	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

The second performance measure, representing 20% of each executive’s 2008 SMIP opportunity, was working capital productivity, defined as the ratio of our working capital (inventory-net plus accounts receivable-net minus accounts payable) to our net sales. The payout scale with respect to that portion of the corporate component was:

		Payout as
	Working	a Percentage of Target
Payout Level	Capital Ratio	(%)

Threshold	3.45	50%
Target	3.94	100%
Maximum	4.58	200%

Our final working capital ratio generated a payout percentage slightly above the threshold payout level, but our CEO, with the concurrence of our other executive officers, recommended to the Compensation Committee, and the Compensation Committee agreed, that no payout should be made with respect to this component in light of our failure to achieve a threshold level of performance with respect to the IFO performance measure and in light of the significant decline in total shareholder return during 2008.

There is no particular threshold payout with respect to the 30% of target awards that is dependent upon achievement by our Named Executives of their respective individual goals. Our CEO, with the concurrence of our other executive officers, recommended to the Compensation Committee, and the Compensation Committee agreed, that no payout should be made with respect to the individual component of the 2008 SMIP.

(3)	Represents performance shares awarded under our Omnibus Incentive Plan with respect to our 2008 LTIP for the three-year performance cycle beginning on January 1, 2008 and ending on December 31, 2010. The performance measure to be used to determine the extent to which performance shares are earned is the ratio of our actual, cumulative EBITDA over the applicable performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5 million) to the sum of budgeted EBITDA for each year during the performance cycle. The scale with respect to our 2008 LTIP is:

	Percentage of	Payout as
	Budgeted EBITDA	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

(4)	Represents a grant of RSUs made under our Omnibus Incentive Plan. The grant vests 25% per year beginning on February 15, 2009.

(5)	Represents a grant of NQSOs made under our Omnibus Incentive Plan. The grant vests 25% per year beginning on February 15, 2009.

(6)	Represents the grant-date fair values, determined in accordance with FAS 123R, of (a) the performance shares at a maximum payout, (b) the RSUs and (c) the NQSOs.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our Named Executives had the following types of equity awards outstanding at the end of the 2008 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans;

•	RSUs granted under our Omnibus Plan; and

•	Performance share awards made under our Omnibus Plan.

The following table shows, for each of the Named Executives, (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2008, were vested but not yet exercised and of NQSOs that, as of December 31, 2008, were not vested; (b) the number and market value of RSUs that were not vested as of December 31, 2008; and (c) the number and market value of shares of common stock underlying performance shares that were awarded in 2007 and 2008 and that were not yet earned as of December 31, 2008:

			Option Awards				Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number	Market
									of Unearned	or Payout
									Shares,	Value of
								Market	Units or	Unearned
			Number of	Number of			Number of	Value of	Other	Shares,
			Securities	Securities			Shares or	Shares or	Rights	Units or Other
			Underlying	Underlying			Units of	Units of	That	Rights
			Unexercised	Unexercised	Option		Stock That	Stock That	Have	That Have
	Award	Grant	Options	Options	Exercise	Option	Have Not	Have Not	Not	Not
	Date	Date	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

J. Meier	8/24/1999		30,000	0	31.3750	8/25/2009
	9/08/2000		30,000	0	32.3125	9/09/2010
	11/13/2001		35,000	0	30.5500	11/14/2011
	11/20/2002		35,000	0	23.9300	11/21/2012
	12/15/2003		17,500	0	28.5300	12/16/2013
	12/10/2004		17,500	0	20.3900	12/11/2014
	12/08/2005		14,000	3,500	11.7900	12/09/2015
	2/05/2007	2/16/2007	7,404	(a) 22,211	12.8000	2/17/2017	(a) 23,140	28,925	23,140	28,925
			9,029	(b) 18,058	12.8000	2/17/2017	(b) 18,662	23,328
	2/04/2008	2/15/2008	0	28,202	15.3500	2/15/2018	27,006	33,758	13,503	16,879
G. Geswein	5/02/2007	5/23/2007	0	(c) 50,000	19.8500	5/23/2017	4,925	6,156	4,285	5,356
			1,269	(d) 3,807	19.8500	5/23/2017
	2/04/2008	2/15/2008	0	7,360	15.3500	2/15/2018	7,048	8,810	3,524	4,405
R. Reynolds	8/24/1999		22,000	0	31.3750	8/25/2009
	9/08/2000		22,000	0	32.3125	9/09/2010
	11/13/2001		27,000	0	30.5500	11/14/2011
	11/20/2002		27,000	0	23.9300	11/21/2012
	12/15/2003		13,500	0	28.5300	12/16/2013
	12/10/2004		13,500	0	20.3900	12/11/2014
	12/08/2005		10,800	2,700	11.7900	12/09/2015
	2/05/2007	2/16/2007	3,923	(a) 11,767	12.8000	2/17/2017	(a) 12,260	15,325	12,260	15,325
			4,903	(b) 9,804	12.8000	2/17/2017	(b) 10,133	12,666
	2/04/2008	2/15/2008	0	13,984	15.3500	2/15/2018	13,391	16,739	6,696	8,370
S. Sellick	8/24/1999		1,250	0	31.3750	8/25/2009
	9/08/2000		1,500	0	32.3125	9/09/2010
	2/22/2001		3,000	0	31.1500	2/23/2011
	11/13/2001		3,000	0	30.5500	11/14/2011
	11/20/2002		7,000	0	23.9300	11/21/2012
	12/15/2003		7,000	0	28.5300	12/16/2013
	12/10/2004		8,000	0	20.3900	12/11/2014
	12/08/2005		8,000	2,000	11.7900	12/09/2015
	2/05/2007	2/16/2007	1,682	(a) 5,044	12.8000	2/17/2017	(a) 5,255	6,569	5,256	6,570
			1,942	(b) 3,883	12.8000	2/17/2017	(b) 4,013	5,016
	2/04/2008	2/15/2008	0	5,909	15.3500	2/15/2018	5,658	7,073	2,829	3,536
K. Wilkes	8/24/1999		11,500	0	31.3750	8/25/2009
	9/08/2000		11,500	0	32.3125	9/09/2010
	11/13/2001		17,000	0	30.5500	11/14/2011
	11/20/2002		17,000	0	23.9300	11/21/2012
	12/15/2003		11,000	0	28.5300	12/16/2013
	12/10/2004		12,000	0	20.3900	12/11/2014
	12/08/2005		9,600	2,400	11.7900	12/09/2015
	2/05/2007	2/16/2007	2,024	(a) 6,070	12.8000	2/17/2017	(a) 6,324	7,905	6,324	7,905
			2,500	(b) 5,001	12.8000	2/17/2017	(b) 5,168	6,460
	2/04/2008	2/15/2008	0	7,214	15.3500	2/15/2018	6,908	8,635	3,454	4,318

(1)	The Award Date is the date on which the Compensation Committee took action. Until 2006, the award date and the grant date typically were the same.

(2)	Under our executive compensation program adopted by the Compensation Committee in 2006, the number of NQSOs, RSUs and performance shares awarded to the executive officers is determined by dividing the target dollar value of the applicable component of equity by (a) in the case of NQSOs, the Black Scholes value of the options as of the grant date or (b) in the case of RSUs and performance shares, the average closing price of Libbey common stock on the New York Stock Exchange over a period of 60 consecutive trading days ending on the grant date. We inform grant recipients of their awards after we have determined the number of NQSOs, RSUs and/or performance shares to be granted to them. For awards made in February 2008, the grant date was the first business day after we announced our results of operations for the 2007 fiscal year.

(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.

(4)	Represents the market value, as of December 31, 2008, of unvested RSUs or unearned performance shares, as applicable. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs and performance shares by $1.25, the closing price of our common stock on the New York Stock Exchange on December 31, 2008.

(5)	Represents the number of shares of our common stock underlying performance shares that were awarded under our 2008 LTIP and 2007 LTIP for the 36-month performance cycles ending December 31, 2010 and December 31, 2009, respectively. With respect to the award of performance shares made on February 5, 2007, the number of shares is based upon achievement of the performance measure described below at the targeted level of performance, since the combined performance for the first two years of the three-year performance cycle would result in a payout in excess of threshold if the performance cycle had ended on December 31, 2008. With respect to the award of performance shares made on February 4, 2008, the number of shares is based upon achievement of the performance measure described below at the threshold level of performance, since the performance during the first year of the three-year performance cycle would result in a payout at less than threshold if the performance cycle had ended on December 31, 2008. Performance shares awarded with respect to each of these performance cycles may be earned if and to the extent that we achieve actual, cumulative EBITDA for the applicable performance cycles (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) equal to at least 85% of the sum of EBITDA budgeted for each year (or partial year) during the applicable performance cycle. For further information, see footnote 3 to the Grants of Plan-Based Awards Table above.

(6)	Represents the payout value, as of December 31, 2008, of unearned performance shares that were awarded under our 2008 LTIP and 2007 LTIP for the 36-month performance cycles ending December 31, 2010 and December 31, 2009, respectively. We have estimated the payout value by multiplying the number of shares of common stock underlying the unearned performance shares by $1.25, the closing price of our common stock on the New York Stock Exchange on December 31, 2008. With respect to the award of performance shares made on February 5, 2007, the number of shares is based upon achievement of the performance measure at the targeted level of performance, since the combined performance for the first two years of the three-year performance cycle would result in a payout in excess of threshold if the performance cycle had ended on December 31, 2008. With respect to the award of performance shares made on February 4, 2008, the number of shares is based upon achievement of the performance measure described below at the threshold level of performance, since the performance during the first year of the three-year performance cycle would result in a payout at less than threshold if the performance cycle had ended on December 31, 2008.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as the case may be, as of December 31, 2008:

Option Awards (NQSOs) Vesting Schedule		Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
12/08/2005	80% were vested as of 12/31/2007; the balance are scheduled to vest 12/08/2009
2/16/2007	(a) 25% were vested on February 16, 2008; an additional 25% is scheduled to vest on each of February 16, 2009, February 16, 2010 and February 16, 2011	2/16/2007	(a) 25% were vested on February 16, 2008; an additional 25% is scheduled to vest on each of February 16, 2009, February 16, 2010 and February 16, 2011
	(b) 33% were vested on February 16, 2008; an additional 33% is scheduled to vest on each of February 16, 2009 and February 16, 2010		(b) 33% were vested on February 16, 2008; an additional 33% is scheduled to vest on each of February 16, 2009 and February 16, 2010

5/23/2007	(c) 100% are scheduled to vest on May 23, 2010 (d) 25% were vested on May 23, 2008; an additional 25% are scheduled to vest on each of May 23, 2009, May 23, 2010 and May 23, 2011	5/23/2007	25% were vested on May 23, 2008; an additional 25% are scheduled to vest on each of May 23, 2009, May 23, 2010 and May 23, 2011
2/15/2008	25% are scheduled to vest on each of February 15, 2009, February 15, 2010, February 15, 2011 and February 15, 2012	2/15/2008	25% are scheduled to vest on each of February 15, 2009, February 15, 2010, February 15, 2011 and February 15, 2012

Option Exercises and Stock Vested for Fiscal 2008 Table

The following table sets forth information concerning the exercise of stock options by the Named Executives in 2008 and the number and value of shares of common stock underlying performance shares that the Named Executives earned in 2008 under the July 2006 LTIP.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

J. Meier	0	0	21,987	29,243
G. Geswein	0	0	645	858
R. Reynolds	0	0	11,837	15,743
S. Sellick	0	0	4,822	6,431
K. Wilkes	0	0	1,369	8,061

(1)	Represents the value of the sum of (a) the number of performance shares earned under the July 2006 LTIP for the performance cycle beginning on July 1, 2006 and ending on December 31, 2008, and (b) RSUs that vested during 2008. The value was determined by multiplying the number of shares by $1.33, the closing price of our common stock on February 9, 2009, the date on which the Compensation Committee determined that the shares had been earned.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and Supplemental Retirement Benefit Plan (which we refer to as the “SERP”). The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2009

(B) 1.212%

(C) Years of credited service up to 35 years

(D) Monthly final average earnings above Social Security Wage base at retirement

(E) 0.176%

(F) 0.5%

(G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had at least 20 years of service as of December 31, 1997. Accordingly, they are eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Each of Mr. Meier and Mr. Reynolds also is eligible for early retirement, with an unreduced benefit, under the Salary Plan and the SERP, because each of them is over the age of 55 and has more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. Messrs. Sellick and Wilkes would be entitled to a benefit computed only in accordance with the cash balance formula. Mr. Geswein is not eligible for a pension benefit under either the Salary Plan or the SERP, because his employment with Libbey did not begin until May 23, 2007.

The following table sets forth information concerning the benefits provided to the Named Executives under the Salary Plan and the SERP as of December 31, 2008, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2008

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

J. Meier	Salary Plan	38.25	1,315,518	0
	SERP	38.25	3,843,517	0
G. Geswein	N/A	N/A	N/A	N/A
R. Reynolds	Salary Plan	38.83	1,296,866	0
	SERP	38.83	2,066,654	0
S. Sellick	Salary Plan	11.33	81,330	0
	SERP	11.33	26,567	0
K. Wilkes	Salary Plan	15.42	153,044	0
	SERP	15.42	121,553	0

(1)	Represents actual years of service to Libbey and Owens-Illinois Inc., our former parent company. We have not granted additional years of service to any of our executives.

(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2008, except that assumptions relating to expected retirement age are as follows. Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (namely, Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they can receive an unreduced benefit under the Salary Plan. Messrs. Sellick and Wilkes are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP, which is the only nonqualified deferred compensation plan under which employees could defer compensation earned prior to January 1, 2009:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2008

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

J. Meier	46,000	16,100	(215,242)	0	495,950
G. Geswein	0	0	0	0	0
R. Reynolds	12,273	7,159	(136,179)	0	245,046
S. Sellick	0	0	0	0	0
K. Wilkes	10,086	3,530	(5,320)	0	128,409

(1)	Included in column headed “All Other Compensation” in the Summary Compensation Table above.

(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.

(3)	Included in the column “All Other Compensation” in the Summary Compensation Table to the extent of the contributions that are reflected in the “Registrant Contributions in Last FY” column of this table.

The ESP is a mirror plan of our qualified 401(k) savings plan. The purpose of the plan is to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans ($230,000 for 2008) and the restrictions on excess contributions by highly compensated employees.

Under the ESP, our Named Executives and other members of senior management may elect to defer base pay (including vacation pay and holiday pay) into an account that is deemed invested in either the Barclays Global Investors S&P 500 Index Fund, which seeks to replicate the total return performance of the S&P 500 Index, or the Harbor Bond Fund, which seeks total return. The Company selected these two funds. Participants make allocation elections prior to the year in which the compensation is earned.

Participants can defer up to the maximum allowed by the qualified 401(k) plan, currently set at 50% of compensation. We provide matching contributions equal to 100% of the first 1%, and 50% of the next 2%-6%, of eligible compensation deferred per pay period. The match is deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the ESP is not funded and, as a result, ESP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance, in cash in a lump sum, to the participant or his or her beneficiaries no later than March 31 of the year following the participant’s death or total disability. If an executive’s employment is terminated for other reasons, including as a result of retirement, the account balance will be paid in a lump sum on the first day of the seventh month following the executive’s termination of employment.

ESP hardship distributions are permitted, but there are no loan provisions. All ESP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion & Analysis — Potential Payments Upon Termination or Change in Control,” we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. The following tables provide information with respect to the amounts payable to each of the Named Executives based upon the following significant assumptions:

•	Although the amended employment and change in control agreements did not become effective until January 1, 2009, the following tables assume that the amended employment and change in control agreements were in effect on December 31, 2008.

•	For purposes of the Potential Payments Upon Termination Under Employment Agreements table, we have assumed that the employment of the respective Named Executives was terminated on December 31, 2008 under the various scenarios described in that table.

•	For purposes of the Potential Payments Upon Change in Control table, we have assumed that a change in control occurred on December 31, 2008, but that none of the Named Executives was terminated in connection with that change in control.

•	For purposes of the Potential Payments Upon Termination in Connection with Change in Control table, we have assumed that a change in control occurred on December 31, 2008 and that the employment of the respective Named Executives was terminated on December 31, 2008 under the various scenarios described in that table.

POTENTIAL PAYMENTS UPON TERMINATION UNDER EMPLOYMENT AGREEMENTS

		Annual	Long-Term	Acceleration of
	Base	Incentive	Incentive	Unvested Equity	Misc.
	Salary	Compensation	Compensation	Awards	Benefits	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John F. Meier
Death	1,380,000	0	30,536	86,010	12,000	1,508,546
Permanent disability	2,070,000	1,863,000	6,179	86,010	36,803	4,061,992
Voluntary termination for Good Reason or Involuntary termination without Cause	2,070,000	1,863,000	6,179	86,010	36,803	4,061,992
Involuntary termination for Cause	0	0	0	0	0	0
Gregory T. Geswein
Death	337,632	0	6,508	14,968	12,000	371,108
Permanent disability	675,264	405,158	806	14,968	26,676	1,122,873
Voluntary termination for Good Reason or Involuntary termination without Cause	675,264	405,158	806	14,968	26,676	1,122,873
Involuntary termination for Cause	0	0	0	0	0	0
Richard I. Reynolds
Death	446,280	0	15,796	44,731	12,000	518,807
Permanent disability	892,560	669,420	3,355	44,731	24,535	1,634,601
Voluntary termination for Good Reason or Involuntary termination without Cause	892,560	669,420	3,355	44,731	24,535	1,634,601
Involuntary termination for Cause	0	0	0	0	0	0
Scott M. Sellick
Death	280,830	0	6,738	18,660	16,500	322,728
Permanent disability	561,660	336,996	1,329	32,055	35,676	954,321
Voluntary termination for Good Reason or Involuntary termination without Cause	561,660	336,996	1,329	32,055	35,676	954,321
Involuntary termination for Cause	0	0	0	0	0	0
Kenneth G. Wilkes
Death	345,816	0	8,149	23,001	16,500	393,466
Permanent disability	691,632	380,398	1,711	23,001	33,535	1,130,277
Voluntary termination for Good Reason or Involuntary termination without Cause	691,632	380,398	1,711	23,001	33,535	1,130,277
Involuntary termination for Cause	0	0	0	0	0	0

(1)	Represents (a) in the event of termination due to death, two times base salary in the case of Mr. Meier and one times base salary in the case of the other Named Executives (in each case at the rate in effect on December 31, 2008, the date of termination), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, three times 2008 base salary in the case of Mr. Meier and two times 2008 base salary in the case of the other Named Executives (in each case at the rate in effect on the date of termination). Since termination is assumed to have occurred on December 31, 2008, we have assumed that all 2008 base salary has been paid when due. The base salary and annual incentive compensation components are payable in a lump sum, with the payment being made on the first day of the seventh month following termination, except if termination is a result of the Named Executive’s death, in which case the payment would be made within 60 days after Libbey receives written notice of the appointment of a personal representative for the Named Executive’s estate.

(2)	In the case of termination due to death, represents the actual bonus earned for 2008 performance under our SMIP. In the case of termination due to permanent disability, by the Company without cause or by the executive for good reason, represents a multiple of the executive’s target award for 2008 under our SMIP. The multiple is three for Mr. Meier and two for each of the other Named Executives. Because termination is assumed to occur on December 31, 2008, the amount is not prorated. If termination were to occur during a year, the amount would be prorated, but would not be less than 50% of the target award unless termination is a result of death.

(3)	Represents, in the event of termination due to death, the sum of (a) the estimated value of shares of common stock issued on February 17, 2008, as payment for performance shares earned under the July 2006 LTIP for the performance cycle beginning July 1, 2006 and ending December 31, 2008, and (b) the estimated value of a prorated award of performance shares for the performance cycles beginning January 1, 2007 and January 1, 2008. In the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, represents the estimated value of shares of common stock issued on February 17, 2008, as payment for performance shares earned under the July 2006 LTIP for the performance cycle beginning July 1, 2006 and ending December 31, 2008. In the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, performance shares for incomplete performance cycles are paid out only if and when earned. We have estimated the values of the performance shares on December 31, 2008 by multiplying the number of shares by $1.25, the closing price of our common stock on the New York Stock Exchange on December 31, 2008.

(4)	Represents the estimated value of common stock underlying RSUs that were granted in February 2007 and February 2008 and that had not vested as of December 31, 2008. We have estimated the value by multiplying the number of shares by $1.25, the closing price of our common stock on the New York Stock Exchange on December 31, 2008. The exercise price of all unvested non-qualified stock options exceeded $1.25 per share. As a result, the in-the-money/intrinsic value of the unvested non-qualified stock options at December 31, 2008 was $0.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive and/or his covered dependents for (i) 12 months following the date of termination if termination is a result of death or (ii) 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination if termination is a result of permanent disability, voluntary termination for good reason or involuntary termination without cause; and (b) in the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated cost of continued life insurance coverage, for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, under our group life insurance policy applicable to all salaried employees.

(6)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control. Does not include any qualified or nonqualified pension benefit or other deferred compensation to which any of the Named Executives otherwise may be entitled upon their retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

	Annual Incentive	Equity Incentive	Unvested Stock
	Compensation	Plan Awards	Options	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)

John F. Meier	621,000	36,713	0	657,713
Gregory T. Geswein	202,579	7,314	0	209,893
Richard I. Reynolds	334,710	19,151	0	353,861
Scott M. Sellick	167,034	8,066	0	175,100
Kenneth G. Wilkes	188,151	9,860	0	199,392

(1)	Represents the executive’s target award for 2008 under our SMIP, based upon actual base salary earned during 2008. Because a change in control is assumed to occur on December 31, 2008, the amount is not prorated. If termination were to occur during a year, the amount would be prorated, but in no event would less than 50% of the target award be used for purposes of determining this amount.

(2)	Represents the sum of (a) the value of performance shares earned as of December 31, 2008 under our July 2006 LTIP for the performance cycle beginning July 1, 2006 and ending December 31, 2008; and (b) the value of performance shares deemed earned (on a prorated basis) as of December 31, 2008 under our 2007 LTIP for the performance cycle ending December 31, 2009, and under our 2008 LTIP for the performance cycle ending December 31, 2010. We have estimated the value of the performance shares deemed earned by multiplying the number of shares by $1.25, the closing price of our common stock on the New York Stock Exchange on December 31, 2008.

(3)	Represents the in-the-money/intrinsic value of unvested NQSOs based upon the closing price of our stock on the New York Stock Exchange on December 31, 2008 ($1.25 per share).

POTENTIAL PAYMENTS UPON TERMINATION
IN CONNECTION WITH CHANGE IN CONTROL(1)

		Annual	Unvested		Pension
		Incentive	Restricted	Misc.	Plan	Tax
	Base Salary	Compensation	Stock Awards	Benefits	Benefits	Gross-Up	Total
Named Executive	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

John F. Meier	2,070,000	1,863,000	86,110	52,473	250,000	1,769,256	6,090,739
Gregory T. Geswein	1,012,896	607,738	14,966	63,514	250,000	844,330	2,793,444
Richard I. Reynolds	1,338,840	1,004,130	44,730	52,408	250,000	1,058,315	3,748,423
Scott M. Sellick	842,490	501,102	18,660	68,514	250,000	745,741	2,426,497
Kenneth G. Wilkes	1,037,448	564,453	23,001	67,880	250,000	783,733	2,726,514

(1)	Represents amounts payable if, within two (2) years after the change in control, Libbey terminates the employment of the Named Executive without Cause or the Named Executive terminates his employment for Good Reason. In certain circumstances these amounts may be payable to the Named Executive if his employment is terminated prior to the change in control based upon an event that would meet the definition of “Cause” or “Good Reason” if the event were to occur within two (2) years after the change in control.

(2)	Represents three times base salary in effect on December 31, 2008 and is payable in a lump sum on the first day of the seventh month following termination of employment. We have assumed that all 2008 base salary has been paid when due.

(3)	Represents three times the respective Named Executives’ target annual incentive awards for 2008 performance, since the actual annual incentive awards earned by them for 2007 performance were less than their target annual incentive awards for 2008 performance. Target annual incentive compensation is a percentage of base salary actually earned during the year, as reflected by W-2 wages. For information with respect to the target percentages of the respective Named Executives, see “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2008? — Annual Incentive Compensation under SMIP.”

(4)	The change in control is assumed to have occurred concurrently with termination of employment on December 31, 2008. Pursuant to the change in control agreements, the cash value of unvested RSUs outstanding on the date of the change in control is determined based upon the closing price of Libbey’s common stock on the last trading day immediately preceding the change in control. That value is frozen. Upon termination by Libbey without cause or by the Named Executive for good reason within two (2) years after the change in control (and in certain circumstances prior to the change in control), that value is paid to the Named Executive in cash. The estimated value for purposes of this table is based upon the closing price of Libbey’s common stock on December 30, 2008, or $1.25 per share.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive and his covered dependents for 36 months following the date of termination, at an assumed annual cost of $12,000 for Messrs. Meier, Reynolds and Geswein and $16,500 for Messrs. Sellick and Wilkes; (b) the estimated cost of continued life insurance coverage, for a period of 36 months following the date of termination, under our group life insurance policy applicable to all salaried employees; (c) the estimated cost to provide outplacement services for two years following the date of termination, at a maximum cost to the Company of $15,000 per Named Executive; and (d) the estimated cost to provide one year of financial planning services of the nature and scope provided to the respective Named Executive Officers during 2008.

(6)	Represents a lump sum equal to the greater of (i) $250,000 or (ii) the additional benefits to which each Named Executive would have been entitled under the Company’s qualified pension plan if he had remained employed by the Company for an additional three (3) years. Does not include any other qualified or nonqualified pension benefit or other deferred compensation to which any of the Named Executives otherwise may be entitled upon their retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

(7)	The “present value” of the “parachute payments” payable to each of the Named Executives exceeded 1.10 multiplied by three times the “base amount” of the respective Named Executives (with the terms “present value,” “parachute payments” and “base amount” being defined in Section 280G of the Internal Revenue Code). Accordingly, the Company would be obligated to fully gross up the amounts payable to the respective Named Executives to cover the excise taxes assessed against them.

Non-Management Directors’ Compensation in 2008

In 2008, our non-management directors received the following compensation:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2008

			Change in Pension
			Value and
			Nonqualified
	Fees Earned or		Deferred	All Other
	Paid in Cash	Stock Awards	Compensation	Compensation	Total
Name	($)(1)	($)(1)(2)	Earnings(3)	($)	($)

Carlos V. Duno	$53,500	$32,086	$0	$0	$85,586
William A. Foley	53,250	32,086	0	0	85,336
Jean-René Gougelet	47,645	32,086	0	0	79,731
Peter C. McC. Howell	46,625	32,086	0	0	78,711
Deborah G. Miller	48,250	32,086	0	0	80,336
Carol B. Moerdyk	59,636	32,086	0	0	91,722
John C. Orr(4)	20,083	0	0	0	20,083
Terence P. Stewart(6)	35,300	32,086	0	0	67,386

(1)	Includes compensation deferred into the phantom stock subaccount or the interest-bearing subaccount pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006.

(2)	Represents the grant-date fair value, determined in accordance with FAS 123R, of awards of stock made to each non-management director on May 16, 2008. On that date, we awarded each non-management director stock having a value of $40,000. The number of shares of common stock issued to each non-management director was determined by dividing $40,000 by $14.85, the average closing price of our common stock on the New York Stock Exchange over a period of 60 consecutive trading days ending on May 16, 2008. The closing price of our common stock on the New York Stock Exchange on May 16, 2008 was $11.91.

(3)	We do not maintain a pension plan for our non-management directors. Compensation deferred into the phantom stock subaccount does not earn an above-market return, as dividends accrue only if and to the extent payable to holders of our common stock. Compensation deferred into the interest-bearing subaccount does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries.

(4)	Mr. Orr was elected as a member of the Board of Directors on July 7, 2008, and attended his first meeting of the Board on July 22, 2008.

(5)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 2009. The members of Class I are Jean-René Gougelet, John F. Meier and Carol B. Moerdyk. The Board of Directors has fixed the number of directors to be elected at the 2009 Annual Meeting at three and has nominated Jean-René Gougelet, John F. Meier and Carol B. Moerdyk for election to Class I. Those persons who are elected directors at the 2009 Annual Meeting will hold office until their terms expire on the date of the 2012 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and Class III of the Board of Directors will expire on the date of the Annual Meeting in 2010 and 2011, respectively. Information regarding Messrs. Gougelet and Meier and Ms. Moerdyk is set forth above under “Libbey Corporate Governance — Who are the current members of Libbey’s Board of Directors?”

So far as the Board has been advised, only the three persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A stockholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 2 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2009 fiscal year. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Stockholders:

A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. The Company has agreed to pay a fee of $7,000, plus expenses for out-of-pocket costs for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Stockholders:

The Company has mailed this proxy statement and a copy of its 2008 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 2008 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2008.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
April 8, 2009

Please mark your votes as indicated in this example	☒

WITHHOLD
AUTHORITY to vote for
		FOR all nominees	all nominees listed
		listed below	below	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1.	Election of Directors Nominees: 01 Jean-René Gougelet	☐	☐	☐	2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009	☐	☐	☐
	02 John F. Meier 03 Carol B. Moerdyk (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as an executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.
▲  FOLD AND DETACH HERE  ▲
LIBBEY INC.
TOLEDO, OH
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 7, 2009 – 2:00 P.M., LOCAL TIME

LIBBEY INC.

Important notice regarding the internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
https://www.proxydocs.com/lby

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LIBBEY INC.
PROXY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints each of John F. Meier, Richard I. Reynolds and Susan Allene Kovach, as proxy, with full power of substitution, to vote all shares of Common Stock of Libbey Inc. held of record by the undersigned on April 3, 2009, at the Annual Meeting of Stockholders to be held on May 7, 2009 and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. If no directions are given, the proxies will vote FOR the election of all listed director nominees and FOR the ratification to Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2009, and in the proxies’ discretion on any other matters that may properly come before the meeting.
The board of directors of Libbey Inc. recommends a Vote FOR election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2009.
Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope.
(Continued, and please sign on reverse side)

BNY MELLON SHAREOWNER SERVICES

Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
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